AGREEMENT AND PLAN OF REORGANIZATION

BETWEEN

MILLENNIUM BANKSHARES CORPORATION

AND

ALBEMARLE FIRST BANK

JUNE 9, 2005

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Section			Page
	Section 9.01.	Survival	41

	Section 9.02.	Waiver, Amendment	41

	Section 9.03.	Counterparts	41

	Section 9.04.	Governing Law, Waiver of Jury Trial	41

	Section 9.05.	Expenses	41

	Section 9.06.	Notices	42

	Section 9.07.	Entire Understanding, No Third Party Beneficiaries	42

	Section 9.08.	Interpretation	42

Schedule 6.12

LIST OF EXHIBITS

Exhibit A	—	Plan of Merger

Exhibit B	—	Affiliate Letter

Exhibit C	—	Shareholder Agreement

Exhibit D-1	—	Form of Employment Agreement

Exhibit D-2	—	Form of Employment Agreement

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AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 9, 2005 (this “Agreement”), by and between ALBEMARLE FIRST BANK, a Virginia banking corporation (“Bank”), and MILLENNIUM BANKSHARES CORPORATION (“Acquiror”).

RECITALS

     A. Bank. Bank is a Virginia banking corporation, having its principal place of business in Charlottesville, Virginia.

     B. Acquiror. Acquiror is a Virginia corporation, registered as a financial holding company, having its principal place of business in Reston, Virginia.

     C. Interim Bank. Acquiror intends to form a bank under the laws of the Commonwealth of Virginia as a wholly-owned subsidiary of Acquiror to facilitate the acquisition of Bank as provided herein.

     D. Intentions of the Parties. It is the intention of the Parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.

     E. Board Action. The respective Boards of Directors of each of Acquiror and Bank have determined that it is in the best interests of their respective organizations and their shareholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties agree as follows:

AGREEMENT

     In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties agree as follows.

ARTICLE I
DEFINITIONS, CONSTRUCTION

     Section 1.01. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings.

          “Acquiror” has the meaning set forth in the preamble to this Agreement.

          “Acquiror Average Price” means the average of the daily closing prices of Acquiror Common Stock on the Nasdaq SmallCap Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days on the Nasdaq SmallCap Market ending at the close of trading on the Determination Date (in the event that on any trading day within such twenty consecutive trading day period there are no trades of Acquiror Common Stock, then the closing price on any such day shall be deemed to be the closing price of Acquiror Common Stock on the immediately preceding trading day on which there was any such trade).

          “Acquiror Board” means the Board of Directors of Acquiror.

          “Acquiror Common Stock” means the common stock, par value $5.00 per share, of Acquiror.

          “Acquiror Employee Plans” has the meaning set forth in Section 6.12.

          “Acquiror Meeting” has the meaning set forth in Section 6.02.

          “Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bank or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Bank or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          “Articles Amendment” has the meaning set forth in Section 6.02.

          “Bank” has the meaning set forth in the preamble to this Agreement.

          “Bank Affiliate” has the meaning set forth in Section 6.07.

          “Bank Board” means the Board of Directors of Bank.

          “Bank By-Laws” means the By-laws of Bank.

          “Bank Certificates” has the meaning set forth in Section 3.02(b).

          “Bank Charter” means the Articles of Incorporation of Bank.

          “Bank Common Stock” means the common stock, par value $4.00 per share, of Bank.

          “Banking Act” means the Virginia Banking Act.

          “Bank Meeting” has the meaning set forth in Section 6.02.

          “Bank Stock Option” has the meaning set forth in Section 3.04.

          “Bank Stock Option Plan” means the Albemarle First Bank 1999 Stock Option Plan, as amended.

          “Benefit Plans” has the meaning set forth in Section 5.03(n).

          “Bureau of Financial Institutions” means the Virginia State Corporation Commission’s Bureau of Financial Institutions.

          “Business Day” means any day on which banks are not required or authorized to close in the State of Virginia.

          “Cash Consideration” has the meaning set forth in Section 3.01(b)(i).

          “Cash Election” has the meaning set forth in Section 3.02(a).

          “Cash Election Shares” has the meaning set forth in Section 3.01(b)(i).

          “Cash Proration Factor” has the meaning set forth in Section 3.03(b)(i).

          “Closing Date” has the meaning set forth in Section 2.03.

          “Code” has the meaning set forth in the Recitals.

          “Commission” means the Virginia State Corporation Commission.

          “Continued Employee” has the meaning set forth in Section 6.12.

          “Converted Option” has the meaning set forth in Section 3.04.

          “Corporation Act” means the Virginia Stock Corporation Act.

          “Costs” has the meaning set forth in Section 6.11(a).

          “Determination Date” means the date that is five Nasdaq SmallCap Market trading days prior to the Effective Date.

          “Disclosure Schedule” has the meaning set forth in Section 5.01.

          “Effective Date” has the meaning set forth in Section 2.03.

          “Effective Time” means the effective time of the Merger, as provided for in Section 2.03.

          “Electing Number” has the meaning set forth in Section 3.03(b).

          “Election Date” has the meaning set forth in Section 3.02(c).

          “Electing Bank Shares” has the meaning set forth in Section 3.01(b)(i).

          “Environmental Law” has the meaning set forth in Section 5.03(r).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          “Exchange Agent” has the meaning set forth in Section 3.02(b).

          “Exchange Fund” has the meaning set forth in Section 3.07.

          “Exchange Ratio” has the meaning set forth in Section 3.01(b)(ii)

          “Fairness Opinion” has the meaning set forth in Section 5.03(aa).

          “FDIC” means the Federal Deposit Insurance Corporation.

          “Federal Reserve” means the Board of Governors of the Federal Reserve System.

          “Financial Statements” has the meaning set forth in Section 5.03(g).

          “Form of Election” has the meaning set forth in Section 3.02(c).

          “Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

          “Hazardous Substance” has the meaning set forth in Section 5.03(r).

          “Indemnified Party” has the meaning set forth in Section 6.11(a).

          “Interim Bank Common Stock” has the meaning set forth in Section 3.01(c).

          “Insurance Policy” has the meaning set forth in Section 5.03(v).

          “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

          “Loan Property” has the meaning set forth in Section 5.03(r).

          “Material Adverse Effect” the meaning set forth in Section 5.02.

          “Maximum Amount” has the meaning set forth in Section 6.11(c).

          “Maximum Cash Election Number” has the meaning set forth in Section 3.03(a).

          “Merger” has the meaning set forth in Section 2.02(a).

          “Merger Consideration” has the meaning set forth in Section 3.01(b).

          “OCC” has the meaning set forth in Section 5.04(f).

          "Party” means Acquiror or Bank, as applicable, and “Parties” means Acquiror and Bank.

          “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          “Plan of Merger” has the meaning set forth in Section 2.03.

          “Previously Disclosed” by a Party shall mean information set forth in its Disclosure Schedule.

          “Proxy Statement” has the meaning set forth in Section 6.03(a).

          “Registration Statement” has the meaning set forth in Section 6.03(a).

          “Regulatory Authority” has the meaning set forth in Section 5.03(i).

          “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for (or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of) shares of capital stock of such Person.

          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

          “SEC” means the Securities and Exchange Commission.

          “SEC Documents” has the meaning set forth in Section 5.04(f).

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          “Securities Law Documents” has the meaning set forth in Section 5.03(g).

          “Stock Consideration” has the meaning set forth in Section 3.01(b)(ii).

          “Subsidiary” has the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

          “Surviving Bank” has the meaning set forth in Section 2.02(a).

          “Takeover Laws” has the meaning set forth in Section 5.03(q).

          “Tax” and “Taxes” means any federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, profits, alternative or add-on minimum, sales, use, ad valorem, goods and services, capital, capital stock, production, transfer, registration, franchise, windfall profits, license, withholding, payroll, social security (or similar) employment, disability, employer health, excise, estimated, severance, stamp, occupation, premium, property, environmental (including taxes under Code Section 59A), unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not, an including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, whether arising before, on or after the Effective Date.

          “Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

          “Warrants” means the warrants to acquire, as of December 31, 2004, up to 242,095 shares of Bank Common Stock pursuant to a Warrant Agreement dated October 21, 2001, between Bank and Registrar and Transfer Company.

ARTICLE II
MERGER, EFFECTS OF MERGER

     Section 2.01. Interim Bank. Acquiror shall organize Interim Bank under the Banking Act as a wholly-owned subsidiary of Acquiror. Acquiror shall cause Interim Bank to enter into the Plan of Merger with Bank reflecting the terms hereof as required under the Banking Act and the Corporation Act.

     Section 2.02. Merger.

          (a) Merger Transaction. Subject to the terms and conditions of this Agreement, at the Effective Time, Bank shall merge with and into Interim Bank (the “Merger”), the separate corporate existence of Bank shall cease and Interim Bank shall survive and continue to exist as a Virginia banking corporation (Interim Bank, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”). Acquiror may, with Bank’s consent (which shall not be unreasonably withheld, conditioned or delayed), at any time prior to the Effective Time change the method of effecting the combination with Bank (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable, provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to holders of Bank Stock as provided for in this Agreement, (ii) cause the transaction to not qualify as a reorganization under Section 368 of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties shall appropriately amend this Agreement and any related documents to reflect any such revised structure or method.

          (b) Effects of Merger. The Merger shall have the effects prescribed in the Banking Act and the Corporation Act.

          (c) Organizational Documents. The articles of incorporation and by-laws of Interim Bank immediately after the Merger shall be those of Interim Bank as in effect immediately prior to the Effective Time and until such time as the same are amended in accordance with the terms thereof and applicable law; provided, however, that the name of the Surviving Bank shall be changed to Albemarle First Bank.

          (d) Directors of Surviving Bank. Acquiror, as sole shareholder of Interim Bank (and the Surviving Bank after the Merger), shall take all action necessary to reconstitute the Board of Directors of the Surviving Bank such that the directors of the Surviving Bank immediately after the Merger shall be comprised of Persons who are the members of the Bank Board immediately prior to the Effective Time and certain other Persons designated by Acquiror, and such Persons shall serve as directors of the Surviving Bank until such time as their successors shall be duly elected and qualified.

     Section 2.03. Closing, Effective Date and Effective Time. At Acquiror’s election, the closing of the Merger shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the first business day of the month which is the first month of the earliest calendar quarter following, in each case, the month during which all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), or on such other date after such satisfaction or waiver as Acquiror and Bank may agree (the “Closing Date”). On or prior to the Closing Date, Bank shall, and Acquiror shall cause Interim Bank to, execute and file Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto (the “Plan of Merger”) in accordance with all appropriate legal requirements, and the Merger provided for herein shall become effective upon the issuance of a certificate of merger by the Commission under the Corporation Act (or on such other date as may be specified in such articles of merger) (the date of such issuance, or such later effective date, is herein called the “Effective Date”). The “Effective Time” of the Merger shall be the time of such filing or as set forth in such articles or certificate of merger. The Parties shall use their best efforts to cause to the Effective Date to occur on the Closing Date.

     Section 2.04. Plan of Merger. Subject to the terms and conditions of this Agreement, Bank shall enter into the Plan of Merger reflecting the terms hereof.

     Section 2.05. Director Appointments for Acquiror Board. Acquiror shall cause two current members of the Bank Board, identified by Acquiror in consultation with Bank, to be appointed to the Acquiror Board immediately after the Effective Time.

ARTICLE III
MERGER CONSIDERATION, EXCHANGE PROCEDURES

     Section 3.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) Acquiror Shares. All shares of Bank Common Stock that are owned by Acquiror, if any, shall be canceled and retired and shall cease to exist and no cash, Acquiror Common Stock or other consideration shall be delivered in exchange therefor.

          (b) Outstanding Bank Common Stock. Subject to Section 3.03, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Bank Common Stock owned by Acquiror) shall be converted at the Effective Time into the following (the “Merger Consideration”):

               (i) for each such share of Bank Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 3.02 or Section 3.03 (the “Electing Bank Shares”), the right to receive $15.82 in cash (the “Cash Consideration”), and

               (ii) for each such share of Bank Common Stock (other than Electing Bank Shares), the right to receive a number of shares of fully paid and nonassessable Acquiror Common Stock equal to the quotient of “A” divided by “B,” where “A” shall equal $15.82, and where “B” shall equal the Acquiror Average Price (the “Exchange Ratio”); provided, however, that the Exchange Ratio shall not be greater than 2.2600 and shall not be less than 1.8833. The Exchange Ratio is subject to adjustment as set forth in Section 3.06, Section 8.01(g) and Section 8.01(h) (the “Stock Consideration”).

Upon such conversion, all such shares of Bank Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Bank Certificate shall thereafter represent the right to receive the Merger Consideration and cash for fractional shares in accordance with Section 3.11 upon the surrender of the Bank Certificates in accordance with the terms hereof.

     (c) Outstanding Interim Bank Common Stock. Each share of common stock, par value $1.00, of Interim Bank (the “Interim Bank Common Stock”) outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Bank.

     Section 3.02. Cash Elections.

          (a) Cash Election Procedures. Each Person who, on or prior to the Election Date, is a record holder of shares of Bank Common Stock shall be entitled, with respect to all or any portion of such Person’s shares, to make an unconditional election (a “Cash Election”) on or prior to such Election Date to receive cash for such holder’s shares of Bank Common Stock, on the basis hereinafter set forth, provided, however, that, unless the nominee advises the Exchange Agent otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee (including, for these purposes, shares allocated to participants’ accounts under any of Bank’s Benefit Plans), shall be treated as a separate record holder and either directly or through such nominee may submit a separate Form of Election for shares that are beneficially owned by such beneficial owner.

          (b) Exchange Agent Appointment. Prior to the Effective Time, Acquiror shall appoint, subject to the approval of Bank (which approval shall not be unreasonably withheld or delayed), an exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Bank Common Stock (the “Bank Certificates”) for the Merger Consideration.

          (c) Form of Election. Acquiror shall prepare a form of election (the “Form of Election”) which shall be subject to the approval of Bank (which approval shall not be unreasonably withheld or delayed) to be mailed by Bank to the record holders of shares of Bank Common Stock not more than 60 Business Days nor less than 20 Business Days prior to the Election Date. The Form of Election may be included on the proxy solicited from shareholders of Bank in connection with the approval of Bank’s shareholders of the Merger. The Form of Election shall be used by each record holder of shares of Bank Common Stock who wishes to elect to receive cash for any or all shares of Bank Common Stock held by such holder, subject to the proration provisions of Section 3.03. Bank shall use its reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Bank Common Stock during the period between the record date for the mailing of the Form of Election and the Election Date. Any holder’s election to receive cash shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the Business Day specified by Bank in the Form of Election (or a later Business Day specified by Bank, reasonably acceptable to Acquiror, in a subsequent press release) (the “Election Date”), which Election Date shall be two Business Days prior to the date on which Acquiror reasonably believes the Effective Time shall occur, a Form of Election properly completed and signed and accompanied by Bank Certificates representing the shares of Bank Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Bank (or by an appropriate guarantee of delivery of such Bank Certificates as set forth in such Form of Election from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), provided that such Bank Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Form of Election may be revoked by the shareholder submitting it only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Bank Certificate or Bank Certificates (or guarantees of delivery, as appropriate) for the shares of Bank Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder of Bank submitting the same.

          (d) Exchange Agent Determination. The determination of the Exchange Agent (or the mutual determination of Bank and Acquiror in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not Cash Elections have been properly made or revoked pursuant to this Section 3.02 with respect to shares of Bank Common Stock and as to when Cash Elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any Cash Election was not properly made with respect to shares of Bank Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Bank Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive the Stock Consideration pursuant to Section 3.01(b)(ii). The Exchange Agent (or Bank and Acquiror by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 3.03, and any such computation shall be conclusive and binding on the shareholders of Bank. The Exchange Agent may, with the mutual written agreement of Bank and Acquiror, make such rules as are consistent with this Section 3.02 for the implementation of the Cash Elections provided for herein and as shall be necessary or desirable to fully effect such Cash Elections.

     Section 3.03. Proration.

          (a) Proration Requirements. Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Bank Common Stock (the “Maximum Cash Election Number”) to be converted into the right to receive Cash Consideration in the Merger shall be no greater than 50 percent of the number of issued and outstanding shares of Bank Common Stock immediately prior to the Effective Time, provided, however, that Acquiror may, in its sole discretion, decrease the amount of the Maximum Cash Election Number to such number of shares of Bank Common Stock as Acquiror reasonably determines, after consultation with Bank and tax counsel to Acquiror and Bank, shall be necessary to permit the delivery of the tax opinions referred to in Section 7.02(c) and Section 7.03(c).

          (b) Procedures for Reducing Number of Electing Bank Shares. If the aggregate number of shares of Bank Common Stock in respect of which Cash Elections have been made (the “Electing Number”) exceeds the Maximum Cash Election Number, each Electing Bank Share shall be converted into the right to receive shares of Acquiror Common Stock or cash in accordance with the terms of Section 3.01(b) in the following manner:

               (i) a proration factor (the “Cash Proration Factor”) shall be determined by dividing the Maximum Cash Election Number by the Electing Number,

               (ii) the number of Electing Bank Shares covered by each Cash Election that shall be converted into the right to receive Cash Consideration shall be determined by multiplying the Cash Proration Factor by the total number of Electing Bank Shares covered by such Cash Election, and

               (iii) all Electing Bank Shares, other than those shares converted into the right to receive Cash Consideration in accordance with Section 3.03(b)(ii), shall be converted into the right to receive shares of Acquiror Common Stock (on a consistent basis among shareholders of Bank who made Cash Elections, pro rata to the respective numbers of shares of Bank Common Stock as to which they made such Cash Elections) as if such shares were not Electing Bank Shares, in accordance with the terms of Section 3.01(b)(ii).

     Section 3.04. Bank Stock Options. Bank and Acquiror shall take all action reasonably necessary so that, immediately prior to the Effective Time, each stock option (the “Bank Stock Options”) heretofore granted under the Bank Stock Option Plan and outstanding immediately prior to the Effective Time shall be converted into an option to purchase a number of shares of Acquiror Common Stock (a “Converted Option”) equal to the product of the number of shares of Bank Common Stock subject to such Bank Stock Option multiplied by the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Converted Option shall otherwise remain the same as the terms and conditions of the Bank Stock Option, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Bank Stock Option divided by the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Converted Options. Acquiror shall use its reasonable best efforts to cause the registration of the shares of Acquiror Common Stock subject to the Converted Options to become effective as part of the Form S-4 or a registration statement on Form S-8, and, thereafter, Acquiror shall file one or more registration statements on appropriate forms with respect to shares of Acquiror Common Stock subject to the Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options remain outstanding. As soon as practicable after the Effective Time, Acquiror shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder’s rights pursuant to the Bank Stock Option Plan and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder. The adjustment provided in this Section 3.04 with respect to any Bank Stock Options (whether or not “incentive stock options” (as defined in Section 422 of the Code)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, the provisions of such Section 424(a) of the Code shall override anything to the contrary contained herein.

     Section 3.05. Bank Warrants. At the Effective Time, each unexercised Warrant, if any, shall be converted into a warrant (each, a “Replacement Warrant”) to acquire a number of shares of Acquiror Common Stock equal to the product of the number of shares of Bank Common Stock subject to such Warrant multiplied by the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Replacement Warrant shall otherwise remain the same as the terms and conditions of the Warrant, except that the exercise price per share of each Warrant shall equal the exercise price per share of such Warrant divided by the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent), provided, however, that this Section 3.05 shall not be deemed to modify or otherwise replace the obligations of Bank under Section 6.14.

     Section 3.06. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Acquiror Common Stock or Bank Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Bank Common Stock the same economic effect as contemplated by this Agreement prior to such event. In the event that the sum of (i) the number of shares of Bank Common Stock presented for exchange pursuant to Section 3.02 and Section 3.08 or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of Bank Common Stock issuable upon the exercise of options or warrants (whether pursuant to Bank Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of Bank Common Stock represented in Section 5.03(b) as being outstanding as of the date hereof, and (y) the number of shares of Bank Common Stock issuable upon the exercise of Bank Stock Options and Warrants represented in Section 5.03(b) as being outstanding as of the date hereof, then the per share Merger Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, shares of Bank Common Stock.

     Section 3.07. Exchange Fund. Acquiror shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Bank Common Stock, at or prior to the Effective Time, (i) certificates representing the Acquiror Common Stock issuable pursuant to Section 3.01 in exchange for outstanding shares of Bank Common Stock, and (ii) cash sufficient to pay the cash portion of the Merger Consideration. Acquiror shall make available to the Exchange Agent from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.11 and any dividends and other distributions pursuant to Section 3.09. Any cash and certificates of Acquiror Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

     Section 3.08. Exchange Procedures. Within five Business Days after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of a Bank Certificate who has not surrendered the Bank Certificate representing all of the shares of Bank Common Stock owned by such holder pursuant to Section 3.02 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Bank Certificates shall pass, only upon delivery of the Bank Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Acquiror may reasonably specify, and (ii) instructions for effecting the surrender of such Bank Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Bank Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Bank Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Acquiror Common Stock (which shall, in the sole discretion of Acquiror, be in uncertificated book-entry form unless a physical certificate is requested or otherwise required) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.01 and Section 3.03 (after taking into account all shares of Bank Common Stock then held by such holder), and (B) a check for the cash portion of the Merger Consideration (subject to the proration provisions of Section 3.03) and for the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Acquiror Common Stock pursuant to Section 3.11 and dividends and other distributions pursuant to Section 3.09. No interest shall be paid or shall accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 3.09 or Section 3.11. In the event of a transfer of ownership of Bank Common Stock which shall not have been registered in the transfer records of Bank, one or more shares of Acquiror Common Stock evidencing, in the aggregate, the proper number of shares of Acquiror Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Acquiror Common Stock pursuant to Section 3.11 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.09, may be issued with respect to such Bank Common Stock to such a transferee if the Bank Certificate representing such shares of Bank Common Stock shall be presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have made an effective Cash Election as provided in Section 3.02 and Section 3.03 and surrendered Bank Certificates as provided therein shall be treated as if they have properly surrendered Bank Certificates together with the letter of transmittal pursuant to this Section 3.08.

     Section 3.09. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bank Certificate with respect to the shares of Acquiror Common Stock that such holder would be entitled to receive upon surrender of such Bank Certificate until such holder shall surrender such Bank Certificate in accordance with Section 3.08. Subject to the effect of applicable laws, following surrender of any such Bank Certificate, there shall be paid to such holder of shares of Acquiror Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Acquiror Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Acquiror Common Stock.

     Section 3.10. No Further Ownership Rights in Bank Common Stock. All shares of Acquiror Common Stock issued and cash paid upon conversion of shares of Bank Common Stock in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 3.09 or Section 3.11) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Bank Common Stock. Until surrendered as contemplated by this Article III, each Bank Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

     Section 3.11. No Fractional Shares of Acquiror Common Stock. No certificates or scrip or shares of Acquiror Common Stock representing fractional shares of Acquiror Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Bank Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a shareholder of Acquiror or a holder of shares of Acquiror Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Bank Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Bank Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock multiplied by (ii) the closing price for a share of Acquiror Common Stock on the Nasdaq SmallCap Market on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Acquiror, and Acquiror shall deposit, or cause to be deposited, such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     Section 3.12. Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Bank Certificates for six months after the Effective Time shall be delivered to Acquiror or otherwise on the instruction of Acquiror and any holders of the Bank Certificates who have not theretofore complied with this Article III shall thereafter look only to Acquiror for the Merger Consideration with respect to the shares of Bank Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 3.01 and Section 3.08, any cash in lieu of fractional shares of Acquiror Common Stock to which such holders are entitled pursuant to Section 3.11 and any dividends or distributions with respect to shares of Acquiror Common Stock to which such holders are entitled pursuant to Section 3.09. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Bank Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by law, become the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

     Section 3.13. Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Acquiror on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Acquiror.

     Section 3.14. Lost Certificates. If any Bank Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Bank Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Bank Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Bank Certificate the applicable Merger Consideration with respect to the shares of Bank Common Stock formerly represented thereby, any cash in lieu of fractional shares of Acquiror Common

Stock, and unpaid dividends and distributions on shares of Acquiror Common Stock deliverable in respect thereof, pursuant to this Agreement.

     Section 3.15. Withholding Rights. Each of the Surviving Bank and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bank Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Bank or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bank Common Stock in respect of which such deduction and withholding was made by the Surviving Bank or Acquiror, as the case may be, and such amounts shall be delivered by the Surviving Bank or Acquiror, as the case may be, to the applicable Taxing authority.

     Section 3.16. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of Bank or Interim Bank, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Bank or Interim Bank, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Bank any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger.

     Section 3.17. Stock Transfer Books. The stock transfer books of Bank shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Bank Common Stock thereafter on the records of Bank. On or after the Effective Time, any Bank Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the Merger Consideration with respect to the shares of Bank Common Stock formerly represented thereby, any cash in lieu of fractional shares of Bank Common Stock to which the holders thereof are entitled pursuant to Section 3.11 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.09.

ARTICLE IV
ACTIONS PENDING MERGER

     Section 4.01. Forbearance of Bank. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Acquiror, Bank shall not, and shall cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Bank and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of Bank, Acquiror or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on the Bank or its Subsidiaries, taken as a whole.

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Bank Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Bank Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends and Distributions. (i) Make, declare, pay or set aside for payment any dividend on any shares of Bank Common Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation, Employment Agreements. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Bank or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Bank or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Other than pledges of assets in connection with Federal Home Loan Bank borrowings in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Bank and its Subsidiaries, taken as a whole.

          (h) Capital Expenditures. Make any capital expenditures in excess of $25,000 individually and $50,000 in the aggregate.

          (i) Governing Documents. Amend the Bank Charter, Bank By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Bank’s Subsidiaries.

          (j) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (k) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract, agreement or arrangement or amend or modify in any material respect any of its existing material contracts, agreements or arrangements.

          (l) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Bank and its Subsidiaries, taken as a whole.

          (m) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (n) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means recommended by Acquiror, to avoid any material increase in its aggregate exposure to interest rate risk.

          (o) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

          (p) Loans. Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit not in accordance with Bank’s loan policy and authority in existence as of the date of this Agreement; provided, however, Bank shall not make or commit to make any new loan or letter of credit or any new or additional discretionary advance under (i) any existing line of credit in principal amounts in excess of $500,000, or (ii) that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $500,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Acquiror, acting through its Chairman and Chief Executive Officer or such other designee as Acquiror may give notice of to Bank (except for, in the case of clause (ii), advances of $25,000 or less that are fully collateralized and in accordance with the applicable loan agreement).

          (q) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials, provided, however, that Bank shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated.

          (r) Commitments. Agree or commit to do any of the foregoing.

     Section 4.02. Forbearance of Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Bank, Acquiror shall not, and shall cause each of its Subsidiaries not to:

          (a) Ordinary Course. Take any action that would adversely affect or delay the ability of Bank or Acquiror to perform any of their obligations on a timely basis under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on Acquiror or its Subsidiaries, taken as a whole.

          (b) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

     Section 5.01. Disclosure Schedules. On or prior to the date hereof, Acquiror has delivered to Bank a schedule and Bank has delivered to Acquiror a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or Section 5.04, provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Notwithstanding the foregoing, where a specific representation or warranty contained in Section 5.03 requires a list, itemization, summary or description of a certain item or items, such list, itemization, summary or description shall be provided without regard to the standard set forth in Section 5.02.

     Section 5.02. Standard. No representation or warranty of Bank contained in Section 5.03 (other than the representations and warranties in Section 5.03(b), Section 5.03(g)(iv) and Section 5.03(aa) which shall be true and correct in all respects) or Acquiror contained in Section 5.04 shall be deemed untrue or incorrect, and Bank and Acquiror, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, in the case of Bank, or Section 5.04, in the case of Acquiror, has had or is reasonably likely to have a Material Adverse Effect on the Party making such representation or warranty. “Material Adverse Effect” means, with respect to Acquiror or Bank, as the case may be, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Acquiror and its Subsidiaries taken as a whole or Bank and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either Acquiror or Bank, as the case may be, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any restructuring charges taken in connection with the Merger in accordance with generally accepted accounting principles (except to the extent that any of the changes described in clauses (a) and (b) have a disproportionately adverse effect upon Acquiror or Bank, as the case may be, as compared to comparable U.S. banking or financial services organizations).

     Section 5.03. Representations and Warranties of Bank. Subject to Section 5.01 and Section 5.02, and except as Previously Disclosed in a section of its Disclosure Schedule corresponding to the relevant section below, Bank hereby represents and warrants to Acquiror:

          (a) Organization, Standing and Authority. Bank is a state bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a Federal Reserve member bank, as defined in 12 C.F.R. §208.2(g). Bank is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. True, complete and correct copies of the Bank Charter and Bank By-laws, as amended and as in effect on the date of this Agreement, are included in the Bank’s Disclosure Schedule.

          (b) Bank Stock. As of the date hereof and as of the Effective Time, the authorized capital stock of Bank consists (and will consist) solely of 3,000,000 shares of Bank Common Stock, of which 1,603,182 shares are issued and outstanding as of the date hereof. The outstanding shares of Bank Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of Bank Common Stock authorized and reserved for issuance, Bank does not have any Rights issued or outstanding with respect to Bank Common Stock, and Bank does not have any commitment to authorize, issue or sell any Bank Common Stock or Rights, except pursuant to this Agreement, the Bank Stock Option Plan and the Warrants. The number of shares of Bank Common Stock which are issuable and reserved for issuance upon exercise of Bank Stock Options and the Warrants as of the date hereof are Previously Disclosed in Bank’s Disclosure Schedule. Bank owns no Bank Common Stock as treasury stock or otherwise. Each certificate representing Bank Common Stock issued by Bank in replacement of any certificate theretofore issued by Bank which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Bank only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Bank against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

          (c) Subsidiaries.

               (i) (A) Bank has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Bank owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (F) all the equity securities of each Subsidiary held by Bank or its Subsidiaries are fully paid and nonassessable and are owned by Bank or its Subsidiaries free and clear of any Liens. There are no options, warrants or rights outstanding to acquire any capital stock or membership interests of any of Bank’s Subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock or membership interests of any of Bank’s Subsidiaries, nor does any such Subsidiary have any obligation of any nature with respect to its unissued shares of stock or membership interests. Neither Bank nor any of Bank’s Subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

               (ii) Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

               (iii) Each of Bank’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. Bank and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of majority of the outstanding shares of Bank Common Stock entitled to vote thereon (which are the only shareholder votes required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Bank and the Bank Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Holders of Bank Common Stock do not have dissenters’ or appraisal rights under the Banking Act in connection with the transactions contemplated by this Agreement.

          (f) Regulatory Approvals, No Defaults.

               (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Bank or any of its Subsidiaries in connection with the execution, delivery or performance by Bank of this Agreement or to consummate the Merger, except for (A) filings of applications or notices with the Federal Reserve and Bureau of Financial Institutions, and (B) the filing of articles of merger with the Commission pursuant to the Corporation Act and the Banking Act, and the issuance of related certificates of merger. Bank is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.03(e).

               (ii) Except as Previously Disclosed, subject to receipt of the regulatory approvals referred to in Section 5.03(f)(i), and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Bank or of any of its Subsidiaries or to which Bank or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Bank Certificate or the Bank By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Statements and Securities Law Documents.

               (i) Bank’s Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004, 2003 and 2002, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the Bank’s “Securities Law Documents”) with the Federal Reserve, as of the date filed, (A) except as Previously Disclosed, complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and each of the balance sheets contained in or incorporated by reference into any such Securities Law Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Bank and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Law Documents (including any related notes and schedules thereto) (collectively, the “Financial Statements”) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Bank and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Copies of the Securities Law Documents have been made available to Acquiror.

               (ii) Bank’s Consolidated Reports of Condition and Income for the years ending December 31, 2004, 2003 and 2002 and the quarter ending March 31, 2005, as filed with the Federal Reserve, fairly present the financial position, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Bank and its Subsidiaries for the periods to which they relate, in each case in accordance with FFIEC instructions applicable to such Reports.

               (iii) Since December 31, 2004, Bank and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

               (iv) Since December 31, 2004, (A) Bank and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Bank.

               (v) Bank and its Subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Bank or its Subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Bank and its Subsidiaries since the date of the March 31, 2005 balance sheet included in the Financial Statements.

          (h) Litigation and Related Matters. No litigation, claim or other proceeding before any court or governmental agency is pending against Bank or any of its Subsidiaries and, to Bank’s knowledge, no such litigation, claim or other proceeding has been threatened. No injunction, order, judgment, decree or regulatory restriction is imposed upon Bank or any of its Subsidiaries or the assets of Bank or any of its Subsidiaries. Since January 1, 2000, Bank and its Subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. There are no facts that would form the basis of a claim or claims under such bonds. Neither Bank nor any of its Subsidiaries has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Bank’s and its Subsidiaries’ past claim experience.

          (i) Regulatory Matters.

               (i) Except as Previously Disclosed, neither Bank nor any of its Subsidiaries or any of their properties is a party to or is subject to any cease-and-desist order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Bureau of Financial Institutions, the Federal Reserve and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

               (ii) Except as Previously Disclosed, neither Bank nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) With the exception of routine investigation of consumer complaints, neither Bank nor any of its Subsidiaries has been advised by any Regulatory Authority that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Bank received a Community Reinvestment Act rating of “Outstanding” or “Satisfactory” in its most recent CRA examination.

          (j) Compliance with Laws. Bank and each of its Subsidiaries:

               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Bank’s knowledge, no suspension or cancellation of any of them is threatened, and (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Bank or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Bank’s knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts. Neither Bank nor any of its Subsidiaries is a party to, or is bound by, any material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Bank’s Subsidiaries) that is not listed in Bank’s Disclosure Schedule. Bank’s Disclosure Schedule also lists (i) each agreement restricting the nature or geographic scope of any line of business or activity of Bank or its Subsidiaries, and (ii) each agreement, indenture or other instrument relating to the borrowing of money by Bank or any of its Subsidiaries or the guarantee by Bank or any of its Subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business. Copies of each of the contracts and agreements listed in Bank’s Disclosure Schedule are included in Bank’s Disclosure Schedule.

          (l) No Defaults. Bank and its Subsidiaries are neither in default under nor in violation of any provision of their charter or articles of organization, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefore, contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (m) Interim Events. Since December 31, 2004, neither Bank nor its Subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date hereof would require the prior written consent of Acquiror pursuant to Section 4.01.

          (n) Employee Benefit Plans.

               (i) Bank’s Disclosure Schedule contains a complete and accurate list of the names, positions and total compensation (including long-term or other incentive compensation and bonuses, reimbursed living expenses and out-of-ordinary-course travel expenses, and specifying the existence and value of all car allowances and auto leases paid by the Bank or any of its Subsidiaries) of all employees, directors, officers, consultants and independent contractors engaged in the business or otherwise by Bank or any of its Subsidiaries, as of the date set forth in Bank’s Disclosure Schedule, and indicates which of such individuals were, as of the date set forth in Bank’s Disclosure Schedule, on disability leave, authorized leave of absence, military service, or any other type of leave of absence, authorized or otherwise.

               (ii) Bank’s Disclosure Schedule contains a true and complete list of all Benefit Plans maintained, or contributed to, by Bank, any Subsidiary or any ERISA Affiliate or to which Bank, any Subsidiary or ERISA Affiliate has contributed or is or was at any time obligated to make payments or contributions. The Benefit Plans that are currently in effect are specified as such in Bank’s Disclosure Schedule. “Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and all other benefit or compensation plans, contracts and policies, whether written or unwritten, including equity incentive plans, supplemental retirement, severance, medical, disability, cafeteria benefit, dependent care benefit, life insurance, disability insurance, bonus, pension, 401(k), profit-sharing, or deferred compensation plans, programs, or arrangements, and employment or consulting contracts, established or maintained for the benefit of or affecting, or for which Bank, any Subsidiary or any ERISA Affiliate may have any liability for employees or former employees of, consultants or former consultants of, or others performing (or those who have performed) services for Bank, any Subsidiary or any ERISA Affiliate. Except as set forth in Bank’s Disclosure Schedule, true and complete copies of the Benefit Plans and all amendments thereto, all related trust contracts, insurance contracts, summaries, participant communications, summary plan descriptions, contracts concerning the administration or management of the Benefit Plans, and Forms 5500 for each of the three (3) most recent plan years, as applicable, have been delivered to Acquiror.

               (iii) None of Bank, any Subsidiary and any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to (1) a plan subject to Code Section 412 or Title IV of ERISA (and no Lien in favor of any such plan has ever arisen under ERISA Section 302(f) or Code Section 412(n)), (2) a “multiemployer plan” (as defined in ERISA Section 3(37)), (3) except as set forth in Bank’s Disclosure Schedule, a plan funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Code Section 501(c)(9), (4) except as set forth in Bank’s Disclosure Schedule, a plan that is “multiple employer welfare arrangement” as defined in ERISA Section 3(40) or any other arrangement established or maintained to provide, or that at any time provided, welfare benefits to the employees of two or more employers, or (5) a plan that is a “defined benefit plan” as defined in ERISA Section 3(35).

               (iv) Each Benefit Plan has been administered in accordance with its terms, and each of Bank, its Subsidiaries and each ERISA Affiliate has met its obligations with respect to such Benefit Plans and has made all required contributions thereto within the time period prescribed by applicable laws. Bank, its Subsidiaries, all ERISA Affiliates and all Benefits Plans are in compliance with applicable laws (excluding the amendments described on the Bank’s Disclosure Schedule that may be adopted under applicable law or agency guidance with a retroactive effective date), including the Code and ERISA. Bank, its Subsidiaries and all ERISA Affiliates have performed all obligations required to be performed by them with respect to each Benefit Plan under applicable laws, including the Code and ERISA. No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject Bank, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Benefit Plan to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code or increase the cost of any Benefit Plan.

               (v) With respect to each Benefit Plan which is intended to be qualified under Code Section 401(a), (1) such Benefit Plan has received a favorable determination or approval letter from the Internal Revenue Service to the effect that such Benefit Plan is qualified under Code Section 401(a) and any trust related to such Benefit Plan is and has at all times been exempt from federal income Taxes under Code Section 501(a), (2) each determination or approval letter covers all tax-qualification requirements that are required to be stated in the Benefit Plan as of the Effective Time (other than with respect to the tax-qualification requirements of (a) the Economic Growth and Tax Relief Reconciliation Act (“EGTRRA”), in which case, such Benefit Plan has been amended by the adoption of a “good faith EGTRRA amendment” as that phrase is defined in IRS Notice 2001-42 for amendments required to be effective in 2002 and if the Effective Time is later than December 31, 2005, such Benefit Plan will be amended to comply with the automatic rollover provisions of EGTRRA effective as of March 28, 2005, (b) the Job Creation and Worker Assistance Act of 2002, in which case such Benefit Plan has been amended in good faith to comply with applicable tax-qualification requirements thereof, (c) the final regulations under Code Section 401(a)(9) with respect to required minimum distributions, for which such Benefit Plan has been timely amended, and (d) any law, regulation or other official guidance enacted or issued, and effective, after the date of this Agreement where required timing of adoption is not required by the Effective Time), and has not been revoked nor has revocation been threatened, and (3) no act or omission has occurred that would adversely affect such Benefit Plan’s qualified status under Code Section 401(a). True and complete copies of such determination or approval letter(s) have been delivered to Acquiror.

               (vi) Other than routine claims for benefits, there are no pending claims, litigation or other proceedings of any kind that have been asserted or instituted against a Benefit Plan (or that may involve a Benefit Plan), the assets of the trust or fund under any Benefit Plan, the sponsor or administrator of any Benefit Plan, or any fiduciary of any Benefit Plan with respect to the operation of such Benefit Plan. None of Bank or any of its Subsidiaries has received any notice of any such claim, litigation or other proceeding, and, to the Bank’s knowledge, there are no facts that could form the basis for any such claim, litigation or proceeding.

               (vii) None of Bank or any of its Subsidiaries has received any notice of any pending claims, litigation or other proceedings by the Pension Benefit Guaranty Corporation, the U.S. Department of Labor, the Internal Revenue Service or any other Governmental Authority with respect to any Benefit Plan, nor are there any such ongoing claims, litigation or other proceedings of any kind.

There has been no “prohibited transaction” as such term is defined in Section 406 of ERISA or Code Section 4975 nor, with respect to a plan subject to Code Section 412 or Title IV of ERISA, any “reportable event” as defined herein. The term “reportable event” means: (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the Pension Benefit Guaranty Corporation (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the Pension Benefit Guaranty Corporation under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.

               (viii) With respect to each Benefit Plan that is subject to Code Section 412 or Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Benefit Plan, and there has been no material change in the financial condition of such Benefit Plan since the last day of the most recent plan year.

               (ix) No Benefit Plan provides benefits after termination of employment with Bank or any of its Subsidiaries to any Person, including retiree health and life coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Code Section 4980B.

               (x) No Benefit Plan contains any provision which would prohibit the transactions contemplated by this Agreement, and the consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, or acceleration of any benefit under any Benefit Plan, or create or trigger any obligation or liability of Bank, Surviving Bank or Acquiror to any Person that is not expressly set forth in Bank’s Disclosure Schedule, or result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, except as set forth in the Bank’s Disclosure Schedule, as a result of the consummation of the transactions contemplated by this Agreement, none of Acquiror, Bank, Surviving Bank or any of their Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a disqualified individual as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

               (xi) No Benefit Plan prohibits Bank or any of its Subsidiaries from amending or terminating a Benefit Plan without any liability, other than ordinary administrative expenses typically incurred in such action or payment of contributions for benefits incurred with respect to periods prior to the date of amendment or termination.

          (o) Sarbanes-Oxley Act. Bank is in compliance with the provisions of the Sarbanes-Oxley Act currently applicable to it, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

          (p) Labor Matters. Neither Bank nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bank or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Bank or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Bank’s knowledge, threatened, nor is Bank aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (q) Takeover Laws. No actions need be taken by Bank in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of the state of Virginia (collectively, “Takeover Laws”).

          (r) Environmental Matters. (i) Bank and each of its Subsidiaries has complied at all times with applicable Environmental Laws, (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Bank or any of its Subsidiaries, or any property in which Bank or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role (the “Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance, (iii) neither Bank nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance, (iv) neither Bank nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property, (v) neither Bank nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law, (vi) neither Bank nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law, (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Bank or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Bank or any of its Subsidiaries or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, and (viii) Bank’s Disclosure Schedule includes copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Bank, any Subsidiary of Bank, any currently or formerly owned or operated property or any Loan Property. “Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (s) Tax Matters.

               (i) Each of Bank and its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct, complete and accurate in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes owed by Bank or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Neither Bank nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither Bank nor any of its Subsidiaries has an obligation to file Tax Returns in a jurisdiction where Bank or any of its Subsidiaries has not filed or has ceased filing Tax Returns. No claim has ever been made by an authority in a jurisdiction where Bank or any of its Subsidiaries does not file Tax Returns that Bank or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Bank and any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) Each of Bank and its Subsidiaries has complied with all applicable laws relating to payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third-party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. Except as set forth in Bank’s Disclosure Schedule, neither Bank nor any of its Subsidiaries has in effect a “nonqualified deferred compensation plan” as that term is defined in Section 409A of the Code that fails to meet the requirements of paragraphs (2), (3) and (4) of Section 409A of the Code or which is not operated in accordance with such requirements. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement.

               (iii) No director or officer or employee responsible for Tax matters of Bank or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no audit, examination, deficiency or refund proceeding pending with respect to any Taxes for which Bank or any of its Subsidiaries is or might otherwise be liable and no authority has given written notice of the commencement of any audit examination or refund proceeding with respect to any Taxes. There is no dispute or claim concerning any Tax liability of Bank and any of its Subsidiaries either (A) claimed or raised by any authority, or (B) as to which any of the directors or officers or employees responsible for Tax matters of Bank or its Subsidiaries has knowledge, and no basis exists therefor. Bank’s Disclosure Schedule lists all federal, state local and foreign income Tax Returns filed with respect to Bank and any of its Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit. Bank has delivered to Acquiror correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Bank and any of its Subsidiaries for each of the taxable periods ended on or after December 31, 2002.

               (iv) Neither Bank nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Assessment or deficiency.

               (v) The unpaid Taxes of Bank and its Subsidiaries (A) did not, as of the most recent fiscal month end included in the Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Financial Statements (rather than any notes thereto), and (B) do not exceed that reserved as adjusted for the passage of time through the Effective Date in accordance with the past practice and custom of Bank and its Subsidiaries in filing their Tax Returns.

               (vi) Except as set forth in Bank’s Disclosure Schedule, neither Bank nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Section 280G of the Code. Each of Bank and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Bank nor any of its Subsidiaries is

a party to any Tax allocation or sharing agreement. Neither Bank nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Bank), or (B) has any Liability for the Taxes of any Person (other than Bank or any of its Subsidiaries) under Treasury regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

               (vii) Bank’s Disclosure Schedule sets forth the following information with respect to Bank and each of its Subsidiaries as of the most practicable date (as set forth therein): (A) the basis of Bank and each of its Subsidiaries in its assets, (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution and the year or years in which incurred, (C) the amount of any deferred gain or loss allocable arising out of any “intercompany transactions” as that term is defined in Treasury regulation § 1.1502-13 and (D) the amount of any “excess loss account” as that term is defined in Treasury regulation § 1.1502-19.

               (viii) None of Bank and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Date, (B) any “closing agreement,” as that term is described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any installment sale or open transaction made on or prior to the Effective Date, or (D) or as a result of any prepaid amount received on or prior to the Effective Date. There are no private letter rulings or requests for rulings relating to Bank or any of its Subsidiaries that could affect the Bank’s or any of its Subsidiaries’ liability for Taxes for any period.

               (ix) In the past five fiscal years, neither Bank nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

               (x) Neither Bank nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

               (xi) Neither Bank nor any of its Subsidiaries has been subject to any disallowance of a deduction under Section 162(m) of the Code nor will such a disallowance occur with respect to any period prior to the Effective Date.

          (t) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bank’s own account, or for the account of one or more of Bank’s Subsidiaries or their customers (all of which are listed on Bank’s Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of Bank or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither Bank nor its Subsidiaries, nor to Bank’s knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (u) Books and Records. The books and records of Bank and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Bank and its Subsidiaries. The minute books of Bank accurately reflect all corporate actions held or taken by its shareholders and the Bank Board (including committees of the Bank Board) since January 1, 2000.

          (v) Insurance. Bank’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained by Bank or its Subsidiaries (“Insurance Policies”), the amount and type of insurance, the name of the insurer and the amount of the annual premium. Bank and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Bank reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, Bank and its Subsidiaries are not in material default thereunder, and all claims thereunder have been filed in due and timely fashion.

          (w) Employment Agreements. Bank’s Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Bank or any of its Subsidiaries is a party to or bound by and which, by its terms, is not terminable by Bank or such Subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in the Disclosure Schedule are included in Bank’s Disclosure Schedule.

          (x) Reports. Since January 1, 2000, Bank and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve, (ii) the FDIC, and (iii) any other Regulatory Authority with jurisdiction over Bank or any of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (y) Properties. (i) Bank and its Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of Bank or its Subsidiaries) rights of redemption under applicable law) to all of their owned real properties, (ii) all leasehold interests for real property and personal property used by Bank and its Subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Bank, threatened with respect to such properties, (iv) Bank and its Subsidiaries have valid title or other ownership rights under licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Bank and its Subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property, (v) all insurable properties owned or held by Bank and its Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Bank or any of its Subsidiaries under such policies, and (vi) all tangible properties used in the businesses of Bank and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices.

          (z) Trust Administration. The Bank does not have trust power and it has not administered any accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

          (aa) Financial Advisors. No action has been taken by Bank that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Anderson & Strudwick, Inc. Bank has received a written opinion (the “Fairness Opinion”) from Anderson & Strudwick, Inc. addressed to Bank, dated the date hereof, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to the shareholders of Bank.

     Section 5.04. Representations and Warranties of Acquiror. Subject to Section 5.01 and Section 5.02, and except as Previously Disclosed in a section of its Disclosure Schedule corresponding to the relevant section below, Acquiror hereby represents and warrants to Bank:

          (a) Organization, Standing and Authority. Acquiror is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Acquiror is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Acquiror has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Acquiror is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Millennium Bank, N.A., a wholly-owned subsidiary of Acquiror, is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, is in compliance in all material respects with all rules and regulations promulgated by any relevant Regulatory Authority, it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. True, complete and correct copies of the Articles of Incorporation and By-laws of Acquiror, as amended and as in effect on the date of this Agreement, are available in Acquiror’s SEC Documents.

          (b) Acquiror Stock. As of the date hereof, the authorized capital stock of Acquiror consists solely of 10,000,000 shares of Acquiror Common Stock, of which 8,780,369 shares were outstanding as of March 31, 2005. All of the issued and outstanding shares of Acquiror Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. The shares of Acquiror Common Stock that are to be issued to the shareholders of Bank pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

          (c) Corporate Power. Acquiror and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and Acquiror has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (d) Corporate Authority. Subject to the approvals by the shareholders described in Section 6.02, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Acquiror and its board of directors. This Agreement is a valid and legally binding agreement of Acquiror enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

          (e) Regulatory Approvals, No Defaults.

               (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by Acquiror of this Agreement or to consummate the Merger except for (A) filings of applications or notices with the Federal Reserve and the Bureau of Financial Institutions, and (B) the filing of articles of merger with the Commission pursuant to the Corporation Act and the Banking Act and the issuance of related certificates of merger, (C) approval of the listing on the Nasdaq SmallCap Market of the Acquiror Common Stock to be issued in the Merger, (D) the filing and declaration of effectiveness of the Registration Statement, (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Acquiror Common Stock in the Merger, and (F) receipt of any other consents or approvals that would be obtained by Acquiror prior to the Effective Time.

               (ii) Subject to receipt of the regulatory approvals referred to in Section 5.04(e)(i) and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Acquiror or of any of its Subsidiaries or to which Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (f) Financial Statements and SEC Documents.

               (i) Acquiror’s Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004, 2003 and 2002, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the “SEC Documents”) with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Acquiror and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Acquiror and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Copies of the SEC Documents have been made available to the Bank, to the extent not available on the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system.

               (ii) Since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Acquiror.

               (iii) Millennium Bank, N.A.’s Consolidated Reports of Condition and Income for the years ending December 31, 2004, 2003 and 2002 and the quarter ending March 31, 2005, as filed with the Office of the Comptroller of the Currency (the “OCC”), fairly present the financial position, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Millennium Bank, N.A. and its Subsidiaries for the periods to which they relate, in each case in accordance with with FFIEC instructions applicable to such Reports.

          (g) Reports. Since January 1, 2000, Acquiror and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve, (ii) the OCC, (iii) the FDIC, and (iv) any other Regulatory Authority with jurisdiction over Acquiror or any of its Subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h) Litigation and Related Matters. No litigation, claim or other proceeding before any court or governmental agency is pending against Acquiror or any of its Subsidiaries that would be required to be disclosed in its SEC Documents that is not so disclosed. To Acquiror’s knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters.

               (i) Neither Acquiror nor any of its Subsidiaries or any of their properties is a party to or is subject to any cease-and-desist order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

               (ii) Neither Acquiror nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

               (iii) With the exception of routine investigation of consumer complaints, neither Acquiror nor any of its Subsidiaries has been advised by any Regulatory Authority that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Millennium Bank, N.A. received a Community Reinvestment Act rating of “Outstanding” or “Satisfactory” in its most recent CRA examination.

          (j) No Defaults. Acquiror and its Subsidiaries are neither in default under nor in violation of any provision of their charter or articles of organization, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefore, contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (k) Sarbanes-Oxley Act. Acquiror is in compliance with the provisions of the Sarbanes-Oxley Act currently applicable to it, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

          (l) Tax Matters.

               (i) Each of Acquiror and its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct, complete and accurate in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes owed by Acquiror or any of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Neither Acquiror nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither Acquiror nor any of its Subsidiaries has an obligation to file Tax Returns in a jurisdiction where Acquiror or any of its Subsidiaries has not filed or has ceased filing Tax Returns. No claim has ever been made by an authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file Tax Returns that Acquiror or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Acquiror and any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) Neither Acquiror nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

          (m) Financial Advisors. No action has been taken by Acquiror that would give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to FTN Midwest Securities Corp.

ARTICLE VI
COVENANTS

     Section 6.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Bank and Acquiror shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party to that end.

     Section 6.02. Shareholder Approval. Unless Bank shall have theretofore resolved to accept an Acquisition Proposal from a third party in accordance with Section 6.06, Bank shall take, in accordance with applicable law and the Bank Charter and the Bank By-Laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement, the Plan of Merger and any other matters required to be approved by Bank’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Bank Meeting”), in each case as promptly as practicable after the Registration Statement is declared effective. Subject to the fiduciary duties of the Bank Board, as described in Section 6.06, the Bank Board shall recommend such approval, and Bank shall take all reasonable, lawful action to solicit such approval by its shareholders. Acquiror shall take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon an amendment to its articles of incorporation to increase the number of its authorized shares from 10,000,000 to 20,000,000 (the “Articles Amendment”) and any other matters required to be approved by Acquiror’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Acquiror Meeting”), in each case as promptly as practicable after the Registration Statement is declared effective. The Acquiror Board shall recommend such approval, and Acquiror shall take all reasonable, lawful action to solicit such approval by its shareholders. Acquiror, as sole shareholder of Interim Bank, shall vote all of its shares of Interim Bank Common Stock in favor of the Merger.

Section 6.03. Registration Statement.

          (a) Preparation and Filing. Acquiror agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Acquiror with the SEC in connection with the issuance of Acquiror Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Bank and Acquiror constituting a part thereof (the “Proxy Statement”) and all related documents). Bank agrees to cooperate, and to cause its Subsidiaries to cooperate, with Acquiror, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement. Each of Bank and Acquiror shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Acquiror also shall use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Bank shall furnish to Acquiror all information concerning Bank, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Information. Each of Bank and Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Bank Meeting or the Acquiror Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Bank and Acquiror further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, promptly to inform the other Party thereof and to take the necessary steps to correct the Proxy Statement. Acquiror understands that Bank intends to request that Anderson & Strudwick, Inc. update the Fairness Opinion to a date on or before the date that the Proxy Statement/Prospectus is mailed to shareholders of Bank.

          (c) Notice of Effectiveness. Acquiror shall advise Bank, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     Section 6.04. Press Release. Each of Bank and Acquiror shall not, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules (provided that the issuing Party shall nevertheless provide the other Party with notice of, and the opportunity to review, any such press release or written statement).

Section 6.05. Access, Information.

          (a) Access. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Bank shall afford Acquiror and Acquiror’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Acquiror may reasonably request and, during such period, Bank shall furnish promptly to Acquiror (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as Acquiror may reasonably request.

          (b) Confidentiality. Acquiror shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Acquiror shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to Acquiror, (ii) becomes available to Acquiror from other sources not known by Acquiror to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of Bank, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each Party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other Party to be returned to the other Party. No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either Party’s obligation to consummate the transactions contemplated by this Agreement.

     Section 6.06. Acquisition Proposals. Bank shall not, and it shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided, however, that, subject to its obligations under Section 8.03, nothing contained herein shall prohibit the Bank Board from furnishing information to, or entering into discussion or negotiations with, or resolving to accept an Acquisition Proposal from, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Proposal to the extent that the Bank Board concludes in good faith, after consultation with and consideration of the advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations or resolving to accept an Acquisition Proposal, would constitute a breach of its fiduciary duties to shareholders under applicable law. Bank shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Acquiror with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Bank shall promptly (within 24 hours) advise Acquiror following the receipt by Bank of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Acquiror of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     Section 6.07. Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, Bank shall deliver to Acquiror a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Bank Meeting, deemed to be an “affiliate” of Bank (each, a “Bank Affiliate”) as that term is used in Rule 145 under the Securities Act. Bank shall use its reasonable best efforts to cause each Person who may be deemed to be a Bank Affiliate to execute and deliver to Acquiror on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

     Section 6.08. Takeover Laws. No Party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     Section 6.09. Nasdaq Listing. Acquiror shall use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq SmallCap Market, subject to official notice of issuance, the shares of Acquiror Common Stock to be issued to the holders of Bank Common Stock in the Merger.

     Section 6.10. Regulatory Applications. Acquiror and Bank shall, and each shall cause their Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Acquiror and Bank shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Party shall act reasonably and as promptly as practicable. Each Party shall consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party shall keep the other Party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Each Party shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority.

     Section 6.11. Indemnification, Directors’ and Officers’ Insurance.

          (a) Indemnification. From and after the Effective Time through the fifth anniversary of the Effective Date, Acquiror shall indemnify and hold harmless each present and former director and officer of Bank or any Subsidiary of Bank determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under Virginia law and the Bank Charter or the Bank By-Laws in effect on the date hereof, and Acquiror shall also advance expenses as incurred to the extent permitted under Virginia law and the Bank Charter and the Bank By-Laws.

          (b) Claims. Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Acquiror and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided, further, that Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

          (c) Insurance. For a period of five years after the Effective Time, Acquiror shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Bank (provided that Acquiror may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time), provided, however, that in no event shall Acquiror be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), any amount in the aggregate in excess the amount determined by multiplying “A” times “B,” where “A” equals 3, and where “B” equals 125% of the amount of the annual premium paid as of the date hereof by Bank for such insurance (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Acquiror shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Acquiror may request Bank to, and Bank shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Acquiror, extending for a period of five years Bank’s directors’ and officers’ liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Acquiror’s obligations under this Section 6.11(c).

          (d) Successors. If Acquiror or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Acquiror shall assume the obligations set forth in this Section 6.11.

     Section 6.12. Benefit Plans. Acquiror shall, with respect to each employee of Bank or its Subsidiaries at the Effective Time who shall continue in employment with the Surviving Bank or Acquiror or its Subsidiaries after the Merger (each a “Continued Employee”), provide the benefits described in this Section 6.12. Subject to the right of subsequent amendment, modification or termination in Acquiror’s sole discretion, each Continued Employee shall be entitled, as an employee of Acquiror or a Subsidiary of Acquiror, to participate in, and receive benefits under, such employee benefit plans, as defined in Section 3(3) of ERISA, any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, and other employee benefit or fringe benefit programs that may be in effect generally for employees of Acquiror and its Subsidiaries (the “Acquiror Employee Plans”), if as a Continued Employee he or she shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan maintained by the Surviving Bank after the Effective Time. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of Acquiror and its Subsidiaries. Continued Employees shall be entitled to participate in and receive benefits which are no less favorable in the aggregate than those provided to similarly situated employees of Acquiror and its Subsidiaries. All such participation shall be subject to such terms of such Acquiror Employee Plans as may be in effect from time to time and this Section 6.12 is not intended to, and shall not, give Continued Employees any rights or privileges superior in the aggregate to those of other employees of Acquiror’s Subsidiaries. Acquiror may terminate or modify all Benefit Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and Acquiror’s obligation under this Section 6.12 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Acquiror shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Acquiror Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Bank and its Subsidiaries. With respect to any health and welfare Acquiror Employee Plan in which any Continued Employee first becomes eligible to participate, after the Merger, and which are health and welfare plans that such Continued Employee did not participate in prior to the Merger, Acquiror shall, or shall cause the Bank to, waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continued Employees under such health and welfare Acquiror Employee Plans, and all deductibles, coinsurance or maximum out-of-pocket payments made by the Continued Employee for the plan year in effect immediately before the Merger shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the health and welfare Acquiror Employee Plans; provided that such Continued Employee and covered family members were enrolled in comparable Benefit Plans of Bank as of the Merger and continuously thereafter until the effective time of coverage in the Acquiror Employee Plans. Except where a Bank employee enters into an individual agreement provided for severance benefits, Bank employees who are not offered employment after the Merger, and Continued Employees who are terminated within six months after the Closing Date, shall be offered severance and outplacement as provided in Schedule 6.12 hereto. Bank employees specified on Schedule 6.12 shall be offered retention and/or severance agreements and provided the retention and/or severance benefits noted thereon

     Section 6.13. Notification of Certain Matters. Each of Bank and Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material

Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     Section 6.14. Exercise of Warrants. Bank shall use its reasonable best efforts to cause all outstanding Warrants to be exercised prior to the Effective Date and, to that end, Bank shall provide the notice to Warrant holders contemplated by Section 5.3(b) of the Warrant Agreement.

     Section 6.15. Shareholder Agreements. The directors and certain officers of Bank, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Acquiror shareholder agreements substantially in the form of Exhibit C, committing such Persons, among other things, (i) to vote their shares of Bank Common Stock in favor of the Agreement at the Bank Meeting, and (ii) to certain representations concerning the ownership of Bank Common Stock and Acquiror Common Stock to be received in the Merger.

     Section 6.16. Consents and Approvals. Bank shall use its best efforts to obtain all necessary consents with respect to all interests of Bank and its Subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another Person for their transfer or assumption pursuant to the Merger, if any.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF MERGER

     Section 7.01. Conditions to Each Party’s Obligations to Effect Merger. The respective obligation of each of Acquiror and Bank to consummate the Merger is subject to the fulfillment or written waiver by Acquiror and Bank prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approvals. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of Bank and the Articles Amendment shall have been duly adopted by the requisite vote of the shareholders of Acquiror.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Acquiror Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) Listing. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance.

     Section 7.02. Conditions to Obligations of Bank to Effect Merger. The obligation of Bank to consummate the Merger is also subject to the fulfillment or written waiver by Bank prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and Bank shall have received a certificate, dated the Effective Date, signed on behalf of Acquiror by the Chief Executive Officer and the President of Acquiror to such effect.

          (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Bank shall have received a certificate, dated the Effective Date, signed on behalf of Acquiror by the Chief Executive Officer and the President of Acquiror to such effect.

          (c) Opinion of Bank’s Tax Counsel. Bank shall have received an opinion of its counsel, Troutman Sanders LLP, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code, and (ii) no gain or loss shall be recognized by shareholders of Bank who receive shares of Acquiror Common Stock in exchange for shares of Bank Common Stock, except with respect to cash received with respect to the Electing Bank Shares and cash received in lieu of fractional share interests. In rendering its opinion, Troutman Sanders LLP may require and rely upon reasonable representations contained in letters from Bank, Acquiror, Interim Bank and shareholders of Bank.

          (d) Investment Banking Letter. Anderson & Strudwick, Inc. shall not have notified Bank in writing on or before the date that the Proxy Statement/Prospectus is mailed to shareholders of Bank that, as of such date, it is withdrawing the Fairness Opinion and that it no longer is of the opinion that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to the shareholders of Bank.

     Section 7.03. Conditions to Obligations of Acquiror to Effect Merger. The obligation of Acquiror and Interim Bank to consummate the Merger is also subject to the fulfillment or written waiver by Acquiror prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Bank set forth in this Agreement (subject to the standard set forth in Section 5.02) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date) and Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of Bank by the Chief Executive Officer and the Chief Financial Officer of Bank to such effect.

          (b) Performance of Obligations of Bank. Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of Bank by the Chief Executive Officer and the Chief Financial Officer of Bank to such effect.

          (c) Opinion of Acquiror’ Counsel. Acquiror shall have received an opinion of Lewis, Rice & Fingersh, L.C., special counsel to Acquiror, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Lewis, Rice & Fingersh, L.C. may require and rely upon reasonable representations contained in letters from Bank, Acquiror, Interim Bank and shareholders of Bank.

          (d) Memorandum of Understanding. Acquiror shall be satisfied, in its discretion, that the Memorandum of Understanding, dated February 11, 2002, between Bank and the Federal Reserve and the Bureau of Financial Institutions shall either be terminated as of the consummation of the Merger or, if not terminated, otherwise modified to the satisfaction of Acquiror (so as not to, among other things, jeopardize the continued eligibility of Acquiror as a financial holding company or adversely affect Acquiror’s or its Subsidiaries’ (including the Surviving Bank’s) operations, business or prospects following the Merger).

          (e) Regulatory Matters. No regulatory approval obtained or otherwise received in connection with the Merger shall have imposed any condition, requirement or restriction which the Acquiror Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Bank and its Subsidiaries taken as a whole, or (ii) reduce the contemplated benefits to Acquiror of the Merger and the other transactions contemplated hereby.

          (f) Employment Agreements. Those certain Employment Agreements, of even date herewith an in the form of Exhibit D, between Bank and each of Thomas M. Boyd, Jr. and A. Preston Moore, Jr. shall remain in full force and effect as of the Effective Time enforceable by the parties thereto in accordance with their respective terms.

ARTICLE VIII
TERMINATION

     Section 8.01. Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) Mutual Consent. By the mutual consent of Acquiror and Bank, at any time prior to the Effective Time, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. By Acquiror or Bank, at any time prior to the Effective Time, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other Party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (ii) a breach by the other Party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that such breach under this clause (ii) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) Delay. By Acquiror or Bank, at any time prior to the Effective Time, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2006, except to the extent that the failure of the Merger then to be consummated arises out of or results from the intentional action or inaction of the Party seeking to terminate pursuant to this Section 8.01(c).

          (d) No Approval. By Acquiror or Bank, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or (ii) the shareholder approvals required by Section 7.01(a) shall not have been obtained.

          (e) Failure to Recommend. By Acquiror, at any time prior to the Bank Meeting, if the Bank Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Acquiror.

          (f) Acquisition Proposals. By Acquiror, if (i) Bank fails to comply with its obligations under Section 6.02 or Section 6.06 and an Acquisition Proposal has theretofore been made or otherwise publicly announced, or (ii) the Bank Board has recommended or endorsed (however evidenced) or resolved to accept an Acquisition Proposal.

          (g) Possible Increase in Exchange Ratio. By Bank, if the Bank Board so determines by a majority vote of the entire Bank Board, if the Acquiror Average Price on the Determination Date of shares of Acquiror Common Stock shall be less than $6.54, subject, however, to the following two sentences. If Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Acquiror within 24 hours of the Determination Date. Prior to the Effective Date, Acquiror shall have the option of adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest ten-thousandth), the numerator of which is $14.80 and the denominator of which is the Acquiror Average Price. If Acquiror makes an election contemplated by the preceding sentence, it shall give prompt written notice to Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(g).

          (h) Possible Decrease in Exchange Ratio. By Acquiror, if the Acquiror Board so determines by a majority vote of the entire Acquiror Board, if the Acquiror Average Price on the Determination Date of shares of Acquiror Common Stock shall be greater than $8.87, subject, however, to the following two sentences. If Acquiror elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Bank within 24 hours of the Determination Date. Prior to the Effective Date, Bank shall have the option of adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest ten-thousandth), the numerator of which is $16.68 and the denominator of which is the Acquiror Average Price. If Bank makes an election contemplated by the preceding sentence, it shall give prompt written notice to Acquiror of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(h).

     Section 8.02. Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no Party to this Agreement shall have any liability or further obligation to any other Party except (i) as provided in Section 8.03 and Section 9.01, and (ii) that termination shall not relieve a breaching Party from liability for any breach of this Agreement giving rise to such termination, provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to this Article VIII on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching Party shall be entitled to recover appropriate damages from the breaching Party, including, without limitation, reimbursement to the non-breaching Party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation, provided further, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

     Section 8.03. Termination Fee. Bank shall immediately pay to Acquiror a cash termination fee of $1,000,000 if:

          (i) Acquiror terminates this Agreement pursuant to Section 8.01(f), or

          (ii) (1) either Acquiror terminates this Agreement pursuant to Section 8.01(b) or Section 8.01(e), or Bank terminates this Agreement pursuant to Section 8.01(c), or the required vote of Bank shareholders is not obtained at the Bank Meeting or the Bank Meeting is not held, and (2) prior to the date of such termination, an Acquisition Proposal is made to Bank or its shareholders or is made publicly known, and (3) prior to the date that is 12 months after such termination, either an Acquisition Proposal with respect to Bank is consummated or a definitive agreement or letter of intent is entered into by Bank with respect to an Acquisition Proposal, provided, however, that in no event will the termination fee payable under this Agreement exceed $1,000,000 in the aggregate.

ARTICLE IX
MISCELLANEOUS

     Section 9.01. Survival. Except as provided in this Section 9.01, no representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section 6.11 and Section 6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 6.05(b), Section 8.02, Section 8.03, Section 9.05 and this Article IX which shall survive such termination).

     Section 9.02. Waiver, Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the Parties executed in the same manner as this Agreement, except that after the Bank Meeting, this Agreement may not be amended if it would violate the Banking Act or reduce the consideration to be received by Bank shareholders in the Merger.

     Section 9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     Section 9.04. Governing Law, Waiver of Jury Trial. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable). Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     Section 9.05. Expenses. Except as set forth in Section 8.02, each Party hereto shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby,

except that Acquiror and Bank shall each pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement and the applications to Governmental Authorities for the approval of the Merger and the other transactions contemplated hereby, and (b) all listing, filing and registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees for filings with Governmental Authorities.

     Section 9.06. Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party: If to Bank, to: Albemarle First Bank, 1265 Seminole Trail, Charlottesville, Virginia 22906; attention: Thomas M. Boyd, Jr., President and Chief Executive Officer, with a copy to: Troutman Sanders LLP, Bank of America Building, 23rd floor, 1111 East Main Street, Richmond, Virginia 23219; attention: Jacob A. Lutz, III, Esq.; if to Acquiror, to: Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190; attention: Carroll C. Markley, Chairman and Chief Executive Officer, with a copy to: Lewis, Rice & Fingersh, L.C., 500 North Broadway, St. Louis, Missouri 63102; attention: Tom W. Zook, Esq.

     Section 9.07. Entire Understanding, No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement dated March, 2005 represent the entire understanding of the Parties with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement expressed or implied, is intended to, nor shall it, confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 9.08. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Bank, Acquiror or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

*                                         *                                         *

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MILLENNIUM BANKSHARES CORPORATION

By:	/s/ Carroll C. Markley

Carroll C. Markley
Chairman and Chief Executive Officer

ALBEMARLE FIRST BANK

By:	/s/ Thomas M. Boyd, Jr.

Thomas M. Boyd, Jr.
President and Chief Executive Officer

Schedule 6.12

     1. Severance and Outplacement Benefits for Employees of Bank and its Subsidiaries Who Are Not Offered Post-Merger Employment and for Continued Employees. Any employee of Bank at the Effective Time who will not be offered employment with Acquiror or the Surviving Bank in a substantially similar capacity as such employee served immediately prior to the execution of this Agreement or whose employment with Acquiror or the Surviving Bank is terminated by Acquiror or the Surviving Bank (other than for cause, death or disability) within 6 months following the Effective Time will be paid severance equal to (i) three weeks salary in the event that such employee has not completed, as of the date of such termination, 12 months of continuous service from his or her date of hire (or in the case of hourly employees, as such hourly rate would translate to an annualized salary), and (ii) four weeks salary in the event that such employee has completed, as of the date of such termination, more than 12 months of continuous service from his or her date of hire (or in the case of hourly employees, as such hourly rate would translate to an annualized salary); provided, however, that such employee must execute a general release releasing Acquiror, the Surviving Bank, Bank, and their affiliates from any liability relating to such employee’s termination of employment. Notwithstanding anything herein to the contrary, no employee of Bank who (i) is covered by an employment agreement or change in control agreement which provides compensation or severance benefits in connection with a change in control or termination of employment, (ii) who participants in the retention program described in paragraph 2, below, or (iii) who enters into an individual agreement providing for severance benefits, will receive a benefit pursuant to this paragraph 1. Any severance payment shall be subject to tax withholding in accordance with applicable law.

     2. Retention Pool. Acquiror and Bank will develop a mutually satisfactory retention plan or arrangement between the date hereof and the Closing whereby bonuses would be paid to employees initially identified by Bank (and satisfactory to Acquiror) as critical to the post-Closing transition and integration of Bank with and into the Acquiror organization. Each individual identified for participation in this plan or arrangement will be offered a bonus (which amount may differ as to each such individual) that would be paid to such individual in the event that he or she remains in the employ of Bank for an agreed upon period post-Closing (which period may differ as to each individual), provided that no such bonus would be paid in the event such individual’s employment is terminated during such period for cause or disability.

EXHIBIT A

Form of Plan of Merger Between Albemarle First Bank and [MB] Interim Bank

     Pursuant to this Plan of Merger (“Plan of Merger”), Albemarle First Bank (“Bank”), a Virginia state bank, shall merge with and into [MB] Interim Bank (“Interim Bank”), a Virginia interim state bank, in a merger under Section 6.1-43 of the Virginia Banking Act and Section 13.1-716 of the Virginia Stock Corporation Act.

ARTICLE I
Terms of the Merger

     1.1 The Merger. Subject to the terms and conditions of the Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated as of June ___, 2005, between Bank and Millennium Bankshares Corporation, a Virginia corporation (“Acquiror”), at the Effective Date, Bank shall merge with and into Interim Bank, which shall be the surviving bank. Each outstanding share of common stock of Bank shall be converted into and exchanged for shares of the common stock of Acquiror and/or cash in accordance with Article II of this Plan of Merger pursuant to a merger under Section 13.1-716 of the Virginia Stock Corporation Act (the “Merger”). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act. Defined terms used herein but not otherwise defined will have the meanings given to them in the Reorganization Agreement.

     1.2 Organizational Documents. The articles of incorporation and by-laws of Interim Bank immediately after the Merger shall be those of Interim Bank as in effect immediately prior to the Effective Time and until such time as the same are amended in accordance with the terms thereof and applicable law; provided, however, that the name of the Surviving Bank shall be changed to Albemarle First Bank.

     1.3 Directors of the Surviving Bank. Acquiror, as sole shareholder of Interim Bank (and the Surviving Bank after the Merger), shall take all action necessary to reconstitute the Board of Directors of the Surviving Bank such that the directors of the Surviving Bank immediately after the Merger shall be comprised of Persons who are the members of the Bank Board immediately prior to the Effective Time and certain other Persons designated by Acquiror, and such Persons shall serve as directors of the Surviving Bank until such time as their successors shall be duly elected and qualified.

ARTICLE II
Manner of Converting Shares

     2.1 Conversion of Bank Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

               2.1.1 Acquiror Shares. All shares of common stock, par value $4.00, of Bank (the “Bank Common Stock”) that are owned by Acquiror, if any, shall be canceled and retired and shall cease to exist and no cash, Acquiror Common Stock or other consideration shall be delivered in exchange therefor.

               2.1.2 Outstanding Bank Common Stock. Subject to Section 2.3, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Bank Common Stock owned by Acquiror) shall be converted at the Effective Time into the following (the “Merger Consideration”):

                              2.1.2.1 for each such share of Bank Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 or Section 2.3 (the “Electing Bank Shares”), the right to receive $15.82 in cash (the “Cash Consideration”), and

                              2.1.2.2 for each such share of Bank Common Stock (other than Electing Bank Shares), the right to receive a number of shares of fully paid and nonassessable Acquiror Common Stock equal to the quotient of “A” divided by “B,” where “A” shall equal $15.82, and where “B” shall equal the Acquiror Average Price (the “Exchange Ratio”); provided, however, that the Exchange Ratio shall not be greater than 2.2600 and shall not be less than 1.8833. The Exchange Ratio is subject to adjustment as set forth in Section 2.6 and Section 4.2 (the “Stock Consideration”).

Upon such conversion, all such shares of Bank Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Bank Certificate shall thereafter represent the right to receive the Merger Consideration and cash for fractional shares in accordance with Section 3.5 upon the surrender of the Bank Certificates in accordance with the terms hereof.

               2.1.3 Outstanding Interim Bank Common Stock. Each share of common stock, par value $1.00, of Interim Bank (the “Interim Bank Common Stock”) outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Bank.

     2.2 Cash Elections.

               2.2.1 Procedures. Each Person who, on or prior to the Election Date, is a record holder of shares of Bank Common Stock shall be entitled, with respect to all or any portion of such Person’s shares, to make an unconditional election (a “Cash Election”) on or prior to such Election Date to receive cash for such holder’s shares of Bank Common Stock, on the basis hereinafter set forth, provided, however, that, unless the nominee advises the Exchange Agent otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee (including, for these purposes, shares allocated to participants’ accounts under any of Bank’s Benefit Plans), shall be treated as a separate record holder and either directly or through such nominee may submit a separate Form of Election for shares that are beneficially owned by such beneficial owner.

               2.2.2 Exchange Agent Appointment. Prior to the Effective Time, Acquiror shall appoint, subject to the approval of Bank (which approval shall not be unreasonably withheld or delayed), an exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Bank Common Stock (the “Bank Certificates”) for the Merger Consideration.

               2.2.3 Form of Election. Acquiror shall prepare a form of election (the “Form of Election”) which shall be subject to the approval of Bank (which approval shall not be unreasonably withheld or delayed) to be mailed by Bank to the record holders of shares of Bank Common Stock not more than 60 Business Days nor less than 20 Business Days prior to the Election Date. The Form of Election may be included on the proxy solicited from shareholders of Bank in connection with the approval of Bank’s shareholders of the Merger. The Form of Election shall be used by each record holder of shares of Bank Common Stock who wishes to elect to receive cash for any or all shares of Bank Common Stock held by such holder, subject to the proration provisions of Section 2.3. Bank shall use its reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Bank Common Stock during the period between the record date for the mailing of the Form of Election and the Election Date. Any holder’s election to receive cash shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the

Business Day specified by Bank in the Form of Election (or a later Business Day specified by Bank, reasonably acceptable to Acquiror, in a subsequent press release) (the “Election Date”), which Election Date shall be two Business Days prior to the date on which Acquiror reasonably believes the Effective Time shall occur, a Form of Election properly completed and signed and accompanied by Bank Certificates representing the shares of Bank Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Bank (or by an appropriate guarantee of delivery of such Bank Certificates as set forth in such Form of Election from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act), provided that such Bank Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Form of Election may be revoked by the shareholder submitting it only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Bank Certificate or Bank Certificates (or guarantees of delivery, as appropriate) for the shares of Bank Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder of Bank submitting the same.

               2.2.4 Exchange Agent Determination. The determination of the Exchange Agent (or the mutual determination of Bank and Acquiror in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not Cash Elections have been properly made or revoked pursuant to this Section 2.2 with respect to shares of Bank Common Stock and as to when Cash Elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any Cash Election was not properly made with respect to shares of Bank Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Bank Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive the Stock Consideration pursuant to Section 2.1.2.2. The Exchange Agent (or Bank and Acquiror by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the shareholders of Bank. The Exchange Agent may, with the mutual written agreement of Bank and Acquiror, make such rules as are consistent with this Section 2.2 for the implementation of the Cash Elections provided for herein and as shall be necessary or desirable to fully effect such Cash Elections.

     2.3 Proration.

               2.3.1 Proration Requirements. Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Bank Common Stock (the “Maximum Cash Election Number”) to be converted into the right to receive Cash Consideration in the Merger shall be no greater than 50 percent of the number of issued and outstanding shares of Bank Common Stock immediately prior to the Effective Time, provided, however, that Acquiror may, in its sole discretion, decrease the amount of the Maximum Cash Election Number to such number of shares of Bank Common Stock as Acquiror reasonably determines, after consultation with Bank and tax counsel to Acquiror and Bank, shall be necessary to permit the delivery of the tax opinions referred to in Section 7.02(c) and Section 7.03(c) of the Reorganization Agreement.

               2.3.2 Procedures for Reducing Number of Electing Bank Shares. If the aggregate number of shares of Bank Common Stock in respect of which Cash Elections have been made (the “Electing Number”) exceeds the Maximum Cash Election Number, each Electing Bank Share shall be converted into the right to receive shares of Acquiror Common Stock or cash in accordance with the terms of Section 2.1.2 in the following manner:

                              2.3.2.1 a proration factor (the “Cash Proration Factor”) shall be determined by dividing the Maximum Cash Election Number by the Electing Number,

                              2.3.2.2 the number of Electing Bank Shares covered by each Cash Election that shall be converted into the right to receive Cash Consideration shall be determined by multiplying the Cash Proration Factor by the total number of Electing Bank Shares covered by such Cash Election, and

                              2.3.2.3 all Electing Bank Shares, other than those shares converted into the right to receive Cash Consideration in accordance with Section 2.3.2.2, shall be converted into the right to receive shares of Acquiror Common Stock (on a consistent basis among shareholders of Bank who made Cash Elections, pro rata to the respective numbers of shares of Bank Common Stock as to which they made such Cash Elections) as if such shares were not Electing Bank Shares, in accordance with the terms of Section 2.1.2.2.

     2.4 Conversion of Stock Options. Bank and Acquiror shall take all action reasonably necessary so that, immediately prior to the Effective Time, each stock option (the “Bank Stock Options”) heretofore granted under the Bank Stock Option Plan and outstanding immediately prior to the Effective Time shall be converted into an option to purchase a number of shares of Acquiror Common Stock (a “Converted Option”) equal to the product of the number of shares of Bank Common Stock subject to such Bank Stock Option multiplied by the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Converted Option shall otherwise remain the same as the terms and conditions of the Bank Stock Option, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Bank Stock Option divided by the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of the Converted Options. Acquiror shall use its reasonable best efforts to cause the registration of the shares of Acquiror Common Stock subject to the Converted Options to become effective as part of the Form S-4 or a registration statement on Form S-8, and, thereafter, Acquiror shall file one or more registration statements on appropriate forms with respect to shares of Acquiror Common Stock subject to the Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options remain outstanding. As soon as practicable after the Effective Time, Acquiror shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder’s rights pursuant to the Bank Stock Option Plan and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder. The adjustment provided in this Section 2.4 with respect to any Bank Stock Options (whether or not “incentive stock options” (as defined in Section 422 of the Code)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, the provisions of such Section 424(a) of the Code shall override anything to the contrary contained herein.

     2.5 Conversion of Warrants.

     At the Effective Time, each unexercised Warrant, if any, shall be converted into a warrant (each, a “Replacement Warrant”) to acquire a number of shares of Acquiror Common Stock equal to the product of the number of shares of Bank Common Stock subject to such Warrant multiplied by the Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Replacement Warrant shall otherwise remain the same as the terms and conditions of the Warrant, except that the exercise price per share of each Warrant shall equal the exercise price per share of such Warrant divided by the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent), provided, however, that this Section 2.5 shall not be deemed to modify or otherwise replace the obligations of Bank under Section 6.14 of the Reorganization Agreement.

     2.6 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Acquiror Common Stock or Bank Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Bank Common Stock the same economic effect as contemplated by this Agreement prior to such event. In the event that the sum of (i) the number of shares of Bank Common Stock presented for exchange pursuant to Section 2.2 and Section 2.3 or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of Bank Common Stock issuable upon the exercise of options or warrants (whether pursuant to Bank Stock Options or otherwise) as of the Effective Time, shall be greater than the sum of (x) the number of shares of Bank Common Stock represented in Section 5.03(b) of the Reorganization Agreement as being outstanding as of the date hereof, and (y) the number of shares of Bank Common Stock issuable upon the exercise of Bank Stock Options and Warrants represented in Section 5.03(b) of the Reorganization Agreement as being outstanding as of the date hereof, then the per share Merger Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, shares of Bank Common Stock.

ARTICLE III
Manner of Exchange

     3.1 Exchange Fund. Acquiror shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Bank Common Stock, at or prior to the Effective Time, (i) certificates representing the Acquiror Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Bank Common Stock, and (ii) cash sufficient to pay the cash portion of the Merger Consideration. Acquiror shall make available to the Exchange Agent from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.5 and any dividends and other distributions pursuant to Section 3.3. Any cash and certificates of Acquiror Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

     3.2 Exchange Procedures. Within five Business Days after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of a Bank Certificate who has not surrendered the Bank Certificate representing all of the shares of Bank Common Stock owned by such holder pursuant to Section 2.2 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Bank Certificates shall pass, only upon delivery of the Bank Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Acquiror may reasonably specify, and (ii) instructions for effecting the surrender of such Bank Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Bank Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Bank Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Acquiror Common Stock (which shall, in the sole discretion of Acquiror, be in uncertificated book-entry form unless a physical certificate is requested or otherwise required) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 and Section 2.3 (after taking into account all shares of Bank Common Stock then held by such holder), and (B) a check for the cash portion of the Merger Consideration (subject to the proration provisions of Section 2.3) and for the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Acquiror Common Stock pursuant to Section 3.5 and dividends and other distributions pursuant to Section 3.3. No interest shall be paid or shall accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 3.3 or Section 3.5. In the event of a transfer of ownership of Bank Common Stock which shall not have been registered in the transfer records of Bank, one or more shares of Acquiror Common Stock evidencing, in the aggregate, the proper number of shares of Acquiror Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Acquiror Common Stock pursuant to Section 3.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3, may be issued with respect to such Bank Common Stock to such a transferee if the Bank Certificate representing such shares of Bank Common Stock shall be presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have made an effective Cash Election as provided in Section 2.2 and Section 2.3 and surrendered Bank Certificates as provided therein shall be treated as if they have properly surrendered Bank Certificates together with the letter of transmittal pursuant to this Section 3.2.

     3.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Bank Certificate with respect to the shares of Acquiror Common Stock that such holder would be entitled to receive upon surrender of such Bank Certificate until such holder shall surrender such Bank Certificate in accordance with Section 3.2. Subject to the effect of applicable laws, following surrender of any such Bank Certificate, there shall be paid to such holder of shares of Acquiror Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Acquiror Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Acquiror Common Stock.

     3.4 No Further Ownership Rights in Bank Common Stock. All shares of Acquiror Common Stock issued and cash paid upon conversion of shares of Bank Common Stock in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 3.3 or Section 3.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Bank Common Stock. Until surrendered as contemplated by this Article III, each Bank Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

     3.5 No Fractional Shares of Acquiror Common Stock. No certificates or scrip or shares of Acquiror Common Stock representing fractional shares of Acquiror Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Bank Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a shareholder of Acquiror or a holder of shares of Acquiror Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Bank Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Bank Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock multiplied by (ii) the closing price for a share of Acquiror Common Stock on the Nasdaq SmallCap Market on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Acquiror, and Acquiror shall deposit, or cause to be deposited, such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     3.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Bank Certificates for six months after the Effective Time shall be delivered to Acquiror or otherwise on the instruction of Acquiror and any holders of the Bank Certificates who have not theretofore complied with this Article III shall thereafter look only to Acquiror for the Merger Consideration with respect to the shares of Bank Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.1 and Section 3.2, any cash in lieu of fractional shares of Acquiror Common Stock to which such holders are entitled pursuant to Section 3.5 and any dividends or distributions with respect to shares of Acquiror Common Stock to which such holders are entitled pursuant to Section 3.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Bank Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by law, become the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

     3.7 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Acquiror on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Acquiror.

     3.8 Lost Certificates. If any Bank Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Bank Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Bank Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Bank Certificate the applicable Merger Consideration with respect to the shares of Bank Common Stock formerly represented thereby, any cash in lieu of fractional shares of Acquiror Common Stock, and unpaid dividends and distributions on shares of Acquiror Common Stock deliverable in respect thereof, pursuant to this Agreement.

     3.9 Withholding Rights. Each of the Surviving Bank and Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bank Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Bank or Acquiror, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bank Common Stock in respect of which such deduction and withholding was made by the Surviving Bank or Acquiror, as the case may be, and such amounts shall be delivered by the Surviving Bank or Acquiror, as the case may be, to the applicable Taxing authority.

     3.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of Bank or Interim Bank, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Bank or Interim Bank, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Bank any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger.

     3.11 Stock Transfer Books. The stock transfer books of Bank shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Bank Common Stock thereafter on the records of Bank. On or after the Effective Time, any Bank Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the Merger Consideration with respect to the shares of Bank Common Stock formerly represented thereby, any cash in lieu of fractional shares of Bank Common Stock to which the holders thereof are entitled pursuant to Section 3.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3.

ARTICLE IV
Termination

     4.1 Termination. This Plan of Merger may be amended or terminated prior to the Effective Date as provided in the Reorganization Agreement and in Section 4.2, subject to the provisions of the Virginia Stock Corporation Act.

     4.2 Possible Change in Exchange Ratio. This Plan of Merger may be terminated as provided below.

               (a) Possible Increase in Exchange Ratio. By Bank, if the Bank Board so determines by a majority vote of the entire Bank Board, if the Acquiror Average Price on the Determination Date of shares of Acquiror Common Stock shall be less than $6.54, subject, however, to the following two sentences. If Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Acquiror within 24 hours of the Determination Date. Prior to the Effective Date, Acquiror shall have the option of adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest ten-thousandth), the numerator of which is $14.80 and the denominator of which is the Acquiror Average Price. If Acquiror makes an election contemplated by the preceding sentence, it shall give prompt written notice to Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 4.2(a) and this Plan of Merger and the Reorganization Agreement shall remain in effect in accordance with their respective terms (except as the Exchange Ratio shall have been so modified), and any references in this Plan of Merger or the Reorganization agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 4.2(a).

               (b) Possible Decrease in Exchange Ratio. By Acquiror, if the Acquiror Board so determines by a majority vote of the entire Acquiror Board, if the Acquiror Average Price on the Determination Date of shares of Acquiror Common Stock shall be greater than $8.87, subject, however, to the following two sentences. If Acquiror elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Bank within 24 hours of the Determination Date. Prior to the Effective Date, Bank shall have the option of adjusting the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest ten-thousandth), the numerator of which is $16.68 and the denominator of which is the Acquiror Average Price. If Bank makes an election contemplated by the preceding sentence, it shall give prompt written notice to Acquiror of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 4.2(b) and this Plan of Merger and the Reorganization Agreement shall remain in effect in accordance with their respective terms (except as the Exchange Ratio shall have been so modified), and any references in this Plan of Merger of the Reorganization Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 4.2(b).

*                     *                    *

     IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

[MB] INTERIM BANK

By:

Name:

Title:

ALBEMARLE FIRST BANK

By:

Name:

Title:

EXHIBIT B

Form of Affiliate Letter

___________________, 2005

Millennium Bankshares Corporation
1601 Washington Plaza
Reston, Virginia 20190
Attention:	Carroll C. Markley
Chairman and Chief Executive Officer

Re:	Agreement and Plan of Reorganization, dated as of June 9, 2005 (the “Reorganization Agreement”), by and between Millennium Bankshares Corporation (“Bankshares”) and Albemarle First Bank (“Bank”)

Ladies and Gentlemen:

                    I have been advised that I may be deemed to be an affiliate of Bank, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

                    Pursuant to the terms and conditions of the Reorganization Agreement, each share of common stock of Bank owned by me as of the effective time of the merger of Bank with and into an interim bank formed by Bankshares as contemplated by the Reorganization Agreement (the “Merger”) may be converted into the right to receive shares of common stock of Bankshares (“Shares”). This letter is delivered to Bankshares pursuant to Section 6.07 of the Reorganization Agreement.

                    I have been advised that the issuance of Shares to me in connection with the Merger will be registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-4 and that such registration will not cover any resale or other disposition of the Shares.

     1. I represent and warrant to Bankshares and agree that:

a.	I shall not make any sale, transfer or other disposition of the Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

b.	I understand that because I may be deemed an “affiliate” of Bank, such Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Bankshares some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Shares.

     2. I understand and agree that:

B-1

a.	Stop transfer instructions shall be issued with respect to the Shares and there shall be placed on the certificates representing such Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

“The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with Millennium Bankshares Corporation pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of Millennium Bankshares Corporation only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to Millennium Bankshares Corporation, that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder.”

b.	Unless the transfer by me of Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Bankshares reserves the right to place the following legend on the Certificates issued to my transferee:

“The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available.”

                    I understand and agree that the legends set forth above shall be removed by delivery of substitute Certificates without any legend if I deliver to Bankshares a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Bankshares, to the effect that no such legend is required for the purpose of the Securities Act.

                    I have carefully read this letter and the Reorganization Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Shares by me.

Very truly yours,

B-2

EXHIBIT C

Form of Shareholder Agreement

     THIS SHAREHOLDER AGREEMENT (this “Agreement”), dated as of June 9, 2005, is made and entered into by and among the undersigned shareholder (hereinafter the “Shareholder”) and Millennium Bankshares Corporation, a Virginia corporation (“Bankshares”).

     WHEREAS, concurrently with the execution and delivery of this Agreement, Bankshares and Albemarle First Bank, a Virginia state bank (“Bank”), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), which provides, among other things, for the merger of the Bank with and into an interim state bank to be organized by Bankshares (the “Merger”), upon the terms and subject to the conditions of the Reorganization Agreement.

     WHEREAS, as of the date hereof, the Shareholder is the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of ___ shares of common stock, $4.00 par value per share, of Bank (“Bank Common”); and

     WHEREAS, to induce Bankshares to enter into the Reorganization Agreement, the Shareholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Voting of Shares.

               (a) Voting Agreement. Unless Bank shall have theretofore resolved to accept an Acquisition Proposal from a third party in accordance with Section 6.06 of the Reorganization Agreement, the Shareholder hereby agrees: (a) to appear, or, to the extent he or she has the legal authority to do so, to cause the holder of record on the applicable record date (the “Record Holder”) to appear (in person or by proxy), at any annual or special meeting of shareholders of Bank for the purpose of obtaining a quorum; (b) to vote, or, to the extent he or she has the legal authority to do so, to cause the Record Holder to vote, in person or by proxy, all of the shares of Bank Common owned or hereafter acquired with respect to which the Shareholder has sole voting power (the “Shares”) in favor of the Merger, the Reorganization Agreement and the Plan of Merger attached thereto as Exhibit A (as in effect on the date hereof and as subsequently amended to the extent any such subsequent amendment would not have any material adverse effect on the Shareholder) and the transactions contemplated by the Reorganization Agreement; (c) to vote, or, to the extent he or she has the legal authority to do so, to cause the Record Holder to vote, the Shares against any action, proposal or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Bank under the Reorganization Agreement, or which could reasonably be expected to result in any of the conditions to Bank’s obligations under the Reorganization Agreement not being fulfilled; and (d) to vote, or, to the extent he or she has the legal authority to do so, to cause the Record Holder to vote, such Shares against: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving Bank or any of its subsidiaries; or (ii) a sale or transfer of a material amount of the assets of Bank or any of its subsidiaries (each of the events described in clauses (i) and (ii) above as an “Alternative Transaction”). The Shareholder acknowledges receipt and review of a copy of the Reorganization Agreement. Notwithstanding any other provision of this Section 1, the provisions of such Section 1 shall not prohibit or restrain the Shareholder from complying with the Shareholder’s fiduciary obligations as a director or officer of Bank. The voting agreement set forth in this Section 1 shall not apply to any Shares for which the Shareholder exercises voting power solely in a fiduciary capacity (other than as a fiduciary of a personal trust for the benefit of the Shareholder or any relative of the Shareholder).

     (b) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Bankshares any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain and belong to the Shareholder, and Bankshares shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Bank or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein, or the performance of its duties or responsibilities as a shareholder of Bank.

     (c) No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Reorganization Agreement, the Shareholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

     Section 2. Restrictions on Transfer. To the extent the Shareholder has sole investment power over any or all Shares, the Shareholder hereby covenants and agrees that he or she shall not, before the earlier to occur of the termination of this Agreement and the day immediately following the record date for Bank’s meeting of stockholders to approve the Merger and the Reorganization Agreement, offer, agree or otherwise sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any such Shares other than pursuant to the Merger, without the prior written consent of Bankshares. The Shareholder hereby agrees and consents to the entry of stop transfer instructions with Bank against the transfer of any Shares inconsistent with the terms of this Section 2.

     Section 3. Representations and Warranties. The Shareholder hereby represents and warrants to Bankshares as follows:

               (a) Authority Relative to This Agreement. The Shareholder is competent to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Bankshares, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

               (b) No Conflict. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance of the Shareholder of the Shareholder’s obligations under this Agreement.

     Section 4. Miscellaneous.

               (a) Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Reorganization Agreement pursuant to the terms therein, or (b) the Effective Time (as defined in the Reorganization Agreement).

               (b) Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

               (c) Successors and Affiliates. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successor, heirs, legal representatives and assigns. If the Shareholder shall acquire sole voting power with respect to any additional Shares, such Shares shall be held subject to all of the terms and provisions of this Agreement. Without limiting the foregoing, the Shareholder specifically agrees that the obligations of the Shareholder hereunder shall not be terminated by operation of law, whether by death or incapacity of the Shareholder, or otherwise.

               (d) Entire Agreement. This Agreement constitutes the entire agreement among Bankshares and the Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Bankshares and the Shareholder with respect to the subject matter hereof.

               (e) Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

               (f) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

               (g) Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

               (h) Severability. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

               (i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram, telex or facsimile or (b) on the date received if mailed by registered or certified mail (return receipt requested), to Bankshares at the address for Bankshares as provided in the Reorganization Agreement and to the Shareholder at the address set forth next to the Shareholder’s signature hereto (or at such other address for a party as shall be specified by like notice).

               (j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on the date hereof.

Name:

Shareholder
Address:

MILLENNIUM BANKSHARES CORPORATION

By:

Name:

Title:

EXHIBIT D-1

EXECUTIVE EMPLOYMENT AGREEMENT OF THOMAS M. BOYD, JR.

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as the date of the last signature affixed hereto between ALBEMARLE FIRST BANK, a banking corporation organized under the laws of the Commonwealth of Virginia (the “Bank”), and THOMAS M. BOYD, JR. (“Executive”).

RECITALS

A. The Executive is the President and Chief Executive of the Bank.

B. The Executive and the Bank are parties to an Employment Agreement (the “Existing Employment Agreement”), dated January 1, 2004.

C. Millennium Bankshares Corporation (“MBVA”) is seeking to acquire all of the capital stock of the Bank (the “Acquisition”) by means of the merger of the Bank with and into an interim banking corporation wholly-owned by MBVA and formed for the purpose of facilitating the Acquisition (the “Interim Bank”). The terms and conditions of the Acquisition are set forth in a certain Agreement and Plan of Reorganization (the “Acquisition Agreement”), of even date herewith, by and between the Bank and MBVA. The Interim Bank will be the surviving bank (the “Surviving Bank”) in the merger with the Bank and, immediately upon consummation of the merger, the Interim Bank will change its name to “Albemarle First Bank.” The Acquisition is subject to, among other things, the continuing effectiveness of this Agreement as of the Effective Time (as such term is defined in the Acquisition Agreement) of the Acquisition.

D. The Surviving Bank desires to assure itself of the continuing services of the Executive to the Surviving Bank after the consummation of the Acquisition. The Executive also desires to continue his employment and engagement in the employ of the Surviving Bank (as the successor by merger of the Bank with the Interim Bank) after the consummation of the Acquisition pursuant to the terms and conditions hereinafter more fully set forth.

E. As used herein, the term “Bank” refers to the Bank as of the date of this Agreement and shall automatically and without any action of the parties hereto refer to the Surviving Bank (as the successor by merger of the Bank with the Interim Bank) after the consummation of the Acquisition.

F. The Bank and the Executive desire to set forth their mutual understandings and agreements with respect to the foregoing.

AGREEMENT

1. EMPLOYMENT DUTIES AND RESPONSIBILITIES

     1.1 Position and Title. The Bank hereby agrees to employ the Executive in the position described on Addendum A attached hereto and the Executive hereby accepts such position and agrees to serve the Bank in such capacity during the employment period set forth in Section 2 below, subject to earlier termination as provided hereunder (the “Employment Period”). The Executive shall perform such job duties and responsibilities as determined in discussion with the Chairman of the Board of Directors of the Bank and the Chairman of the Board of Directors of MBVA and in accordance with the Bank’s Bylaws. The Bank shall retain the right to modify the Executive’s job title and responsibilities pursuant

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to the legitimate business needs of the Bank, provided that any such modification in title or responsibilities is consistent with the Executive’s expertise and training.

     1.2 Reporting Relationship. The Executive shall report to the person serving in the position described on Addendum A attached hereto (the “Executive’s Manager”), although the Bank shall retain the right to modify such reporting relationship pursuant to the legitimate business needs of the Bank. The Executive shall be subject to, and shall act in accordance with, all reasonable legal instructions and directions of the Executive’s Manager which are commensurate with duties and responsibilities of similar level executives of institutions comparable to the Bank, as well as any other duties as may from time to time be reasonably assigned by the Bank that are commensurate with Executive’s position.

     1.3 Bank Policies and Procedures. The Executive agrees to abide by all applicable policies and procedures of the Bank.

     1.4 Full Attention. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote the Executive’s full business time, energy and attention to the performance of the Executive’s duties and responsibilities hereunder. During the Employment Period, the Executive shall at all times operate in accordance with the Bank’s Ethics Policy and may not, without the prior written consent of the Board, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any other entity or business that is not related to the Bank, provided that it shall not be a violation of the foregoing for the Executive: (i) to act or serve as a director on the boards of directors of any type of non-profit civil, cultural, philanthropic or professional organization; (ii) to manage the Executive’s own personal passive investments; or (c) to serve, with the written consent of the Executive’s Manager, on the board of directors of for-profit entities, so long as such activities do not violate the Bank’s policy on external directorship or materially interfere with the performance of the Executive’s duties and responsibilities to the Bank as provided hereunder.

2. TERM OF EMPLOYMENT.

     2.1 Effective Date. The Effective Date of this Agreement shall be as set forth on Appendix A; provided, however, that in the event that the Acquisition Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, this Agreement shall also be terminated and shall be of no further force and effect; and provided further, however, that the termination of this Agreement as provided in the preceding proviso shall not affect the rights and obligations of the Bank and the Executive under the Existing Employment Agreement which shall, in such event, again become in full force and effect.

     2.2. Initial Term. The Bank agrees to employ the Executive and the Executive hereby agrees to serve the Bank in accordance with the terms and conditions set forth herein, for an initial term commencing on the Effective Date of this Agreement and continuing until the date that is the third anniversary of the closing of the Acquisition (“Initial Term”), subject to the provisos in Section 2.1 and unless such Agreement is earlier terminated as expressly provided herein.

     2.3. Renewal Term. The Term shall be extended for an additional one (1) year term at the conclusion of the Initial Term, and then again after each successive term thereafter (such one year terms hereinafter “Renewal Term”), unless either party terminates this Agreement at the end of the Initial Term or any Renewal Term, by giving the other party written notice of intent not to renew, delivered at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. In the event such notice of intent not to renew is properly delivered, this Agreement shall expire at the end of the initial term or

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successive term then in progress, except with respect to any obligations which explicitly by their terms survive the termination of this Agreement.

3. COMPENSATION

     3.1 Base Salary. The Bank shall pay to the Executive, and the Executive shall accept from the Bank, a monthly base salary in the amount set forth on Addendum A attached hereto, payable on the Bank’s standard pay schedule, provided that the Executive has provided service to the Bank during the specified pay period. The Executive’s base salary may not be decreased at any time during this Agreement without the express written consent of the Executive. The base salary may be increased at the sole discretion of the Bank, but nothing herein shall be deemed to require any such increase.

     3.2 Incentive Compensation/Bonus. The Executive may be eligible to receive a bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as set forth in a salary range to be developed by the Bank that will be proportional to the salary range used by MBVA for such purposes (and Appendix A hereto).

     3.3 Stock Options. The Executive will be eligible for stock options and/or restricted stock as may be awarded by the Board, with the advice and consent of the Chairman of the Board of Directors of the Bank and the Chairman of the Board of Directors of MBVA, in its sole discretion

     3.4. Expenses. The Executive shall be entitled to reimbursement of pre-approved business expenses that are incurred in the furtherance of the Bank business and are consistent with the Bank’s policies for such expense reimbursement.

     3.5 Benefits. The Executive shall receive such health, dental, personal disability, Flexible Spending Account, life insurance and paid time-off benefits as are provided to similarly situated executives of the Bank.

4. TERMINATION OF EMPLOYMENT

     The Executive’s employment with the Bank may be terminated, prior to the expiration of any term of this Employment Agreement, in accordance with any of the following provisions:

     4.1 Termination By The Executive Upon Mutual Agreement. The Executive may not terminate the Executive’s employment during the course of this Agreement unless such termination is mutually agreed upon by the Executive and the Bank. Should the Executive cease providing services to the Bank prior to the end of the Term without the consent of the Bank, the Bank shall have no obligation to pay the Executive any additional compensation beyond the Executive’s last day of active service, but for the remainder of the Term, the Executive shall not be employed or engaged or provide services to any other bank or financial institution that is located within 25 miles of the Bank’s offices in Charlottesville, Virginia, or within 25 miles of any of the Bank’s branches then in existence.

     4.2 Termination By The Bank Without Cause. The Bank may terminate the Executive’s employment without cause at any time during the term of this Agreement by giving the Executive three (3) months’ notice of such termination, during which period the Executive will continue to receive normal compensation and benefits to which the Executive would normally be entitled under the terms of this Agreement. During the notice period, the Executive must fulfill all of the Executive’s duties and responsibilities and use the Executive’s best efforts to train and support the Executive’s replacement, if any. Notwithstanding the foregoing, the Bank, at its option, may instruct the Executive during such period not to undertake any active duties on behalf of the Bank.

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     If the Executive is terminated under this section, within thirty (30) days following the conclusion of the notice period and receipt of the signed separation agreement described below, the Bank shall provide the Executive: (a) a lump sum payment consisting of an amount equal to the Executive’s Base Salary for the number of days left in the Term of the Agreement or for nine (9) months, whichever is greater; (b) a lump sum payment consisting of the Executive’s bonus target for the year in which the termination without cause occurs; and (c) payment by the Bank of the Executive’s COBRA coverage for the remainder of the Term of the Agreement or 18 months, whichever is less, provided the Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA.

     The Executive expressly agrees and acknowledges that all payments and benefits referenced herein which may be paid to the Executive as a result of a Termination Without Cause are conditioned upon and subject to the Executive executing a valid separation agreement and general release, which includes a release of all claims the Executive may have against the Bank, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by the Executive.

     4.3 Termination By The Bank For Cause. The Bank may, at any time and without notice (except as required below), terminate the Executive for “cause”. Termination by the Bank of the Executive for “cause” shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a crime (other than a minor traffic offense); (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Bank to criminal or civil liability; or (e) breach of the Executive’s duty of loyalty to the Bank or diversion or usurpation of corporate opportunities properly belonging to the Bank; (f) willful disregard of material Bank policies and procedures; and (g) insubordination or continued failure to satisfactorily perform the duties of the Executive’s position. The Executive shall not be terminated for cause under subsection (f) or (g) unless the Bank first has provided the Executive with written notice that the Bank considers the Executive to be in violation of his obligations under those subsections and the Executive fails, within 30 days of such notice, to cure the conduct that has given rise to the notice.

     In the event of a termination by the Bank with cause, the Executive shall be entitled to receive only that base salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Bank policy. The Executive shall not be entitled to receive any portion of the Executive’s target bonus for the period in which the termination occurs but shall receive any accrued bonus for any performance period completed prior to the date of termination.

     4.4 Termination By Death Or Disability. The Executive’s employment and rights to compensation under this Agreement shall terminate if the Executive is unable to perform the duties of the Executive’s position due to death or disability, and the Executive, or the Executive’s heirs, beneficiaries, successors, or assigns, shall be entitled only to receive any compensation fully earned prior to the date of the Executive’s death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which the Executive is covered provide a benefit to the Executive or to the Executive’s heirs, beneficiaries, successors, or assigns.

     5. CONFIDENTIALITY AND NONDISCLOSURE

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     5.1 Non-Disclosure of Confidential Information. The Executive recognizes that the Executive’s position with the Bank is one of the highest trust and confidence and that the Executive will have access to and contact with the trade secrets and confidential and proprietary business information of the Bank. The Executive agrees that the Executive shall not, while employed by the Bank or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Bank, except such use or disclosure is in the discharge of executive’s duties and obligations on behalf of the Bank.

     5.2 Definition of “Confidential Information”. For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Bank not generally known or available to the public relating to (a) the services, products, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Bank or (b) the business of any Bank customer, including without limitation, knowledge of the customer’s current financial status, loans, or financial needs.

     5.3 Return of Materials and Equipment. The Executive further agrees that all memoranda, notes, records, drawings, or other documents made or compiled by the Executive or made available to the Executive while employed by the Bank concerning any Bank activity shall be the property of the Bank and shall be delivered to the Bank upon termination of the Executive’s employment or at any other time upon request. The Executive also agrees to return any and all equipment belonging to the Bank on or before Executive’s last day of employment with Bank.

     5.4 No Prior Restrictions. The Executive hereby represents and warrants to the Bank that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which the Executive has with any former employer (a “Former Employer”). The Executive further acknowledges that to the extent the Executive has an obligation to the Former Employer not to disclose certain confidential information, the Executive intends to honor such obligation and the Bank hereby agrees not to knowingly request the Executive to disclose such confidential information.

6. POST-EMPLOYMENT RESTRICTIONS

     6.1 Non-Interference With Customers. The Executive further agrees that, during the Employment Period and for a period of twelve months thereafter, the Executive shall not undertake to interfere with the Bank’s relationship with any Bank customer. This means, among other things, that the Executive shall refrain: (i) from making disparaging comments about the Bank or its management or employees to any customer; (ii) from attempting to persuade any customer to cease doing business with the Bank; or (iii) from soliciting any customer for the purpose of providing services competitive with the services provided by the Bank; or (iv) from assisting any person or entity in doing any of the foregoing.

     6.2 Non-Solicitation and Non-Hiring of Employees. The Executive agrees that, for the term of the Executive’s employment and for a period of twelve months following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, on the Executive’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Bank to leave their employment with the Bank; (ii) hire or employ, or attempt to hire or employ, any person employed by the Bank; or (iii) assist any other person or entity in the hiring of any person employed by the Bank. These restrictions shall apply only where the services or products provided by the hiring entity are competitive with the services or products provided by the Bank.

     6.3 Reasonableness. The Executive understands and acknowledges that the restrictions contained herein are reasonable in that they do not prohibit the Executive from seeking employment with another financial institution or entity (except as set forth in Section 4.1 above), but merely restrict the

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Executive’s ability, during the Employment Period and for a period of twelve months thereafter, to interfere with or hinder the Bank’s relationships with its employees and customers.

     6.4 Remedies. In the event that the Executive breaches any of the covenants contained herein, the Bank shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages, and payment by the Executive of attorney’s fees and expenses of litigation incurred by the Bank in bringing an action to enforce the terms of this Agreement. The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to the Bank which will not be adequately compensable in monetary damages, and that in addition to any remedy that the Bank may have at law, the Bank may obtain such preliminary or permanent injunction or decree as may be necessary to protect the Bank against, or on account of, any breach of the provisions contained herein.

7. CHANGE IN CONTROL

     In the event Executive’s employment is terminated within six (6) months prior or twelve (12) months following a Change in Control, the provisions of this section shall apply.

     7.1 Change in Control Defined: A “Change in Control” is deemed to have taken place if any of the following events occurs: (a) The shareholders of MBVA approve a transaction for the merger, consolidation, or other combination of MBVA with another corporation or business entity where MBVA is not the Surviving Entity, as defined below; (b) The shareholders of MBVA approve the sale of all or substantially all the assets of MBVA where MBVA is not the Surviving Entity, as defined below; or (c) A Person which does not presently hold at least 10% of the shares of MBVA becomes, directly or indirectly, the beneficial owner of securities representing 50% or more of the voting power or MBVA’s then outstanding securities. “Person” is defined as any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934). The merger of Bank and Interim Bank in connection with the Acquisition will not be deemed to be a “Change in Control” for purposes of this Agreement or the Existing Employment Agreement.

     7.2 “Surviving Entity” Defined. MBVA shall not be considered the “Surviving Entity” of a transaction described in subparagraphs (a) and (b) if the individuals who constitute the Board of Directors on the date one day prior to the closing date of the transaction cease to constitute a majority of the board of directors of the Surviving Entity at any time within the three months following the transaction. The surviving entity, if not MBVA, shall hereinafter be known as the “Successor Employer”.

     7.3 Payout Events. The Executive shall be entitled to the full and complete rights afforded by this section if, during the period that begins six (6) months prior to the Closing Date of a Change in Control event and that ends twelve (12) months following the Closing Date of a Change in Control event, the Executive: (a) is involuntarily terminated by the Bank or the Successor Employer, unless such termination is for Cause, as such term is defined in this Agreement; or (b) resigns from employment with the Bank or the Successor Employer following a reduction in the Executive’s base salary or bonus opportunity; or (c) is required by the Bank or the Successor Employer to relocate the Executive’s place of employment to a location more than 25 miles from the Executive’s current place of employment. “Closing Date” shall mean the date on which such transaction or stock purchase is signed and finalized.

     7.4 Benefits Under This Section. If any of the Payout Events described above occurs, the Executive shall be entitled to receive, in addition to any other post-employment benefits to which the Executive may be entitled under Bank policy, the following compensation and benefits, provided the Executive has executed the separation agreement and general release described in Section 4.2 above: (a) a lump sum severance payment in the amount of base salary and target bonus for the greater of (i) the

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remainder of the applicable Term under this Agreement or (ii) twenty-four (24) months; and (b) payment by the Bank of Executive’s COBRA coverage for the remainder of the Term of the Agreement or 18 months, whichever is less, provided the Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA. The compensation to be paid under this section shall offset any compensation owed the Executive for the same period under this Agreement and is not intended to provide double compensation to the Executive for any period of time. To the extent permitted under the terms of MBVA’s stock option plan and/or stock option agreements with the Executive, Executive also shall fully vest in any options or restricted stock in the event of a change in control.

     7.5 Excess Payments. If either the Bank or the Executive receives notice from an independent tax counsel or certified public accounting firm acting on behalf of the Bank or MBVA (the “Tax Advisor”), that the payment by the Bank to the Executive under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), the aggregate payments by the Bank pursuant to this Agreement shall be reduced to the highest amount that may be paid to the Executive by the Bank under this Agreement without having any portion of any amount payable to the Executive by the Bank or a related entity under this Agreement or otherwise treated as such an “excess parachute payment”, and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. Any payments made by the Bank to the Executive under this Agreement which are later confirmed by the Tax Advisor to be “excess parachute payments” shall be considered by all parties to have been a loan by the Bank to the Executive, which loan shall be repaid by the Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.

8. GENERAL PROVISIONS.

     8.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Bank or the Executive to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of the Bank, or to the address of record of the Executive on file at the Bank.

     8.2 Amendments: Entire Agreement. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto. This Agreement, including any addendums hereto, constitutes the entire agreement between the Executive and the Bank relating in any way to the employment of the Executive by the Bank, and supersedes all prior discussions, understandings and agreements between them with respect thereto; provided, however, that, notwithstanding the foregoing, in the event that the Acquisition Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, the Existing Employment Agreement shall again become in full force and effect.

     8.3 Successors and Assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive. The Bank (a) will assign its rights hereunder to any corporation resulting from any merger, consolidation or other reorganization to which the Bank is a party, or any corporation, partnership, association or other person to which the Bank may transfer all or substantially all of the assets and business of the Bank existing at such time, and (b) the Bank may assign its rights hereunder to the parent of the Bank. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. The Executive understands and agrees that (i) in accordance with the Acquisition Agreement, the Bank shall merge with and into the Interim Bank and the Interim Bank shall be the Surviving Bank in such merger, and (ii) upon consummation of the Acquisition, the Surviving Bank shall

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become, by operation of the merger, the employer hereunder and all references herein to the Bank shall, upon consummation of the Acquisition, automatically and without any action of the parties hereto refer to the Surviving Bank (as the successor by merger of the Bank with the Interim Bank).

     8.4 Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby. Upon a determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

     8.5 Waiver of Rights. No waiver by the Bank or the Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

     8.6 Definitions, Headings, and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

     8.7 Governing Law. This Agreement and the parties’ performance hereunder shall be governed by and interpreted under the laws of the Commonwealth Of Virginia. The Executive agrees to submit to the jurisdiction of the courts of the Commonwealth Of Virginia, and that venue for any action arising out of this Agreement or the parties’ performance hereunder shall be in the Circuit Court for the County of Fairfax, Virginia.

     8.8. Attorneys’ Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

     8.9 Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

     IN WITNESS WHEREOF, the Bank and the Executive have executed and delivered this Agreement as of the date written below.

EXECUTIVE	ALBEMARLE FIRST BANK
A State Banking Corporation

By:

Thomas M. Boyd, Jr. Date: June ___, 2005	John K. Taggart, III Date: June ___, 2005 Chairman

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ADDENDUM A TO
EMPLOYMENT AGREEMENT OF THOMAS M. BOYD, JR.

     This Addendum A to the Employment Agreement of Thomas M. Boyd, Jr. (“Agreement”) is made of the date of the last signature hereto and supersedes any prior Addendum A.

A.	Executive’s title for purposes of Section 1.1 of the Agreement shall be President and Chief Executive Officer.

B.	Executive’s Manager for purposes of Section 1.2 of the Agreement shall be the Chairman of the Board of Directors of the Bank and the Chairman of the Board of Directors of MBVA.

C.	The Effective Date of the Agreement is the date of the Acquisition Agreement; provided, however, that in the event that the Acquisition Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, this Agreement shall also be terminated and shall be of no further force and effect; and provided further, however, that the termination of this Agreement as provided in the preceding proviso shall not affect the rights and obligations of the Bank and the Executive under the Existing Employment Agreement which shall, in such event, again become in full force and effect.

D.	The Effective Date of this Addendum is the date of the Acquisition Agreement, subject to the provisos set forth in paragraph C above.

E.	Effective on the effective date of this Addendum, the Executive’s Base Salary for purposes of Section 3.1 of the Agreement shall be $12,083.33 monthly, which is $145,000 annualized.

F.	Pursuant to Section 3.2 of the Agreement, the Executive shall be eligible to participate in the Bank’s Incentive Compensation Plan (the “Incentive Comp Plan”). The Executive’s target bonus eligibility under the Incentive Comp Plan shall be within a salary range to be developed by the Bank that will be proportional to the salary range used by MBVA for such purposes, and subject to the terms of the Incentive Comp Plan, which shall be provided to the Executive at a later date.

G.	The Bank will pay the Executive’s country club dues, Rotary Club expenses, and business entertainment and travel expenses that are incurred in the furtherance of the Bank’s business.

EXECUTIVE	ALBEMARLE FIRST BANK
A State Banking Corporation

By:

Thomas M. Boyd, Jr. Date: June ___, 2005	John K. Taggart, III Date: June ___, 2005 Chairman

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EXHIBIT D-2

EXECUTIVE EMPLOYMENT AGREEMENT OF A. PRESTON MOORE, JR.

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as the date of the last signature affixed hereto between ALBEMARLE FIRST BANK, a banking corporation organized under the laws of the Commonwealth of Virginia (the “Bank”), and A. PRESTON MOORE, JR. (“Executive”).

RECITALS

A. The Executive is the Senior Vice President of the Bank.

B. The Executive and the Bank are parties to an Employment Agreement (the “Existing Employment Agreement”), dated February 28, 2005.

C. Millennium Bankshares Corporation (“MBVA”) is seeking to acquire all of the capital stock of the Bank (the “Acquisition”) by means of the merger of the Bank with and into an interim banking corporation wholly-owned by MBVA and formed for the purpose of facilitating the Acquisition (the “Interim Bank”). The terms and conditions of the Acquisition are set forth in a certain Agreement and Plan of Reorganization (the “Acquisition Agreement”), of even date herewith, by and between the Bank and MBVA. The Interim Bank will be the surviving bank (the “Surviving Bank”) in the merger with the Bank and, immediately upon consummation of the merger, the Interim Bank will change its name to “Albemarle First Bank.” The Acquisition is subject to, among other things, the continuing effectiveness of this Agreement as of the Effective Time (as such term is defined in the Acquisition Agreement) of the Acquisition.

D. The Surviving Bank desires to assure itself of the continuing services of the Executive to the Surviving Bank after the consummation of the Acquisition. The Executive also desires to continue his employment and engagement in the employ of the Surviving Bank (as the successor by merger of the Bank with the Interim Bank) after the consummation of the Acquisition pursuant to the terms and conditions hereinafter more fully set forth.

E. As used herein, the term “Bank” refers to the Bank as of the date of this Agreement and shall automatically and without any action of the parties hereto refer to the Surviving Bank (as the successor by merger of the Bank with the Interim Bank) after the consummation of the Acquisition.

F. The Bank and the Executive desire to set forth their mutual understandings and agreements with respect to the foregoing.

AGREEMENT

1. EMPLOYMENT DUTIES AND RESPONSIBILITIES

     1.1 Position and Title. The Bank hereby agrees to employ the Executive in the position described on Addendum A attached hereto and the Executive hereby accepts such position and agrees to serve the Bank in such capacity during the employment period set forth in Section 2 below, subject to earlier termination as provided hereunder (the “Employment Period”). The Executive shall perform such job duties and responsibilities as determined in discussion with the President of the Bank and in accordance with the Bank’s Bylaws. The Bank shall retain the right to modify the Executive’s job title

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and responsibilities pursuant to the legitimate business needs of the Bank, provided that any such modification in title or responsibilities is consistent with the Executive’s expertise and training.

     1.2 Reporting Relationship. The Executive shall report to the person serving in the position described on Addendum A attached hereto (the “Executive’s Manager”), although the Bank shall retain the right to modify such reporting relationship pursuant to the legitimate business needs of the Bank. The Executive shall be subject to, and shall act in accordance with, all reasonable legal instructions and directions of the Executive’s Manager which are commensurate with duties and responsibilities of similar level executives of institutions comparable to the Bank, as well as any other duties as may from time to time be reasonably assigned by the Bank that are commensurate with Executive’s position.

     1.3 Bank Policies and Procedures. The Executive agrees to abide by all applicable policies and procedures of the Bank.

     1.4 Full Attention. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote the Executive’s full business time, energy and attention to the performance of the Executive’s duties and responsibilities hereunder. During the Employment Period, the Executive shall at all times operate in accordance with the Bank’s Ethics Policy and may not, without the prior written consent of the Board, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any other entity or business that is not related to the Bank, provided that it shall not be a violation of the foregoing for the Executive: (i) to act or serve as a director on the boards of directors of any type of non-profit civil, cultural, philanthropic or professional organization; (ii) to manage the Executive’s own personal passive investments; or (c) to serve, with the written consent of the Executive’s Manager, on the board of directors of for-profit entities, so long as such activities do not violate the Bank’s policy on external directorship or materially interfere with the performance of the Executive’s duties and responsibilities to the Bank as provided hereunder.

2. TERM OF EMPLOYMENT.

     2.1 Effective Date. The Effective Date of this Agreement shall be as set forth on Appendix A; provided, however, that in the event that the Acquisition Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, this Agreement shall also be terminated and shall be of no further force and effect; and provided further, however, that the termination of this Agreement as provided in the preceding proviso shall not affect the rights and obligations of the Bank and the Executive under the Existing Employment Agreement which shall, in such event, again become in full force and effect.

     2.2. Initial Term. The Bank agrees to employ the Executive and the Executive hereby agrees to serve the Bank in accordance with the terms and conditions set forth herein, for an initial term commencing on the Effective Date of this Agreement and continuing until the date that is the third anniversary of the closing of the Acquisition (“Initial Term”), subject to the provisos in Section 2.1 and unless such Agreement is earlier terminated as expressly provided herein.

     2.3. Renewal Term. The Term shall be extended for an additional one (1) year term at the conclusion of the Initial Term, and then again after each successive term thereafter (such one year terms hereinafter “Renewal Term”), unless either party terminates this Agreement at the end of the Initial Term or any Renewal Term, by giving the other party written notice of intent not to renew, delivered at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. In the event such notice of intent not to renew is properly delivered, this Agreement shall expire at the end of the initial term or

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successive term then in progress, except with respect to any obligations which explicitly by their terms survive the termination of this Agreement.

3. COMPENSATION

     3.1 Base Salary. The Bank shall pay to the Executive, and the Executive shall accept from the Bank, a monthly base salary in the amount set forth on Addendum A attached hereto, payable on the Bank’s standard pay schedule, provided that the Executive has provided service to the Bank during the specified pay period. The Executive’s base salary may not be decreased at any time during this Agreement without the express written consent of the Executive. The base salary may be increased at the sole discretion of the Bank, but nothing herein shall be deemed to require any such increase.

     3.2 Incentive Compensation/Bonus. The Executive may be eligible to receive a bonus based upon satisfactory achievement of personal performance objectives and business performance objectives as set forth in a salary range to be developed by the Bank that will be proportional to the salary range used by MBVA for such purposes (and Appendix A hereto).

     3.3 Stock Options. The Executive will be eligible for stock options and/or restricted stock as may be awarded by the Board, with the advice and consent of the President of the Bank, in its sole discretion

     3.4. Expenses. The Executive shall be entitled to reimbursement of pre-approved business expenses that are incurred in the furtherance of the Bank business and are consistent with the Bank’s policies for such expense reimbursement.

     3.5 Benefits. The Executive shall receive such health, dental, personal disability, Flexible Spending Account, life insurance and paid time-off benefits as are provided to similarly situated executives of the Bank.

4. TERMINATION OF EMPLOYMENT

     The Executive’s employment with the Bank may be terminated, prior to the expiration of any term of this Employment Agreement, in accordance with any of the following provisions:

     4.1 Termination By The Executive Upon Mutual Agreement. The Executive may not terminate the Executive’s employment during the course of this Agreement unless such termination is mutually agreed upon by the Executive and the Bank. Should the Executive cease providing services to the Bank prior to the end of the Term without the consent of the Bank, the Bank shall have no obligation to pay the Executive any additional compensation beyond the Executive’s last day of active service, but for the remainder of the Term, the Executive shall not be employed or engaged or provide services to any other bank or financial institution that is located within 25 miles of the Bank’s offices in Charlottesville, Virginia, or within 25 miles of any of the Bank’s branches then in existence.

     4.2 Termination By The Bank Without Cause. The Bank may terminate the Executive’s employment without cause at any time during the term of this Agreement by giving the Executive three (3) months’ notice of such termination, during which period the Executive will continue to receive normal compensation and benefits to which the Executive would normally be entitled under the terms of this Agreement. During the notice period, the Executive must fulfill all of the Executive’s duties and responsibilities and use the Executive’s best efforts to train and support the Executive’s replacement, if any. Notwithstanding the foregoing, the Bank, at its option, may instruct the Executive during such period not to undertake any active duties on behalf of the Bank.

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     If the Executive is terminated under this section, within thirty (30) days following the conclusion of the notice period and receipt of the signed separation agreement described below, the Bank shall provide the Executive: (a) a lump sum payment consisting of an amount equal to the Executive’s Base Salary for the number of days left in the Term of the Agreement or for nine (9) months, whichever is greater; (b) a lump sum payment consisting of the Executive’s bonus target for the year in which the termination without cause occurs; and (c) payment by the Bank of the Executive’s COBRA coverage for the remainder of the Term of the Agreement or 18 months, whichever is less, provided the Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA.

     The Executive expressly agrees and acknowledges that all payments and benefits referenced herein which may be paid to the Executive as a result of a Termination Without Cause are conditioned upon and subject to the Executive executing a valid separation agreement and general release, which includes a release of all claims the Executive may have against the Bank, and all of its respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents (other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans), a cooperation clause, a non-disparagement clause, and an affirmation of post-employment restrictions previously agreed to by the Executive.

     4.3 Termination By The Bank For Cause. The Bank may, at any time and without notice (except as required below), terminate the Executive for “cause”. Termination by the Bank of the Executive for “cause” shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a crime (other than a minor traffic offense); (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Bank to criminal or civil liability; or (e) breach of the Executive’s duty of loyalty to the Bank or diversion or usurpation of corporate opportunities properly belonging to the Bank; (f) willful disregard of material Bank policies and procedures; and (g) insubordination or continued failure to satisfactorily perform the duties of the Executive’s position. The Executive shall not be terminated for cause under subsection (f) or (g) unless the Bank first has provided the Executive with written notice that the Bank considers the Executive to be in violation of his obligations under those subsections and the Executive fails, within 30 days of such notice, to cure the conduct that has given rise to the notice.

     In the event of a termination by the Bank with cause, the Executive shall be entitled to receive only that base salary earned on or before the Executive’s last day of active service and other post-employment benefits required by law or under Bank policy. The Executive shall not be entitled to receive any portion of the Executive’s target bonus for the period in which the termination occurs but shall receive any accrued bonus for any performance period completed prior to the date of termination.

     4.4 Termination By Death Or Disability. The Executive’s employment and rights to compensation under this Agreement shall terminate if the Executive is unable to perform the duties of the Executive’s position due to death or disability, and the Executive, or the Executive’s heirs, beneficiaries, successors, or assigns, shall be entitled only to receive any compensation fully earned prior to the date of the Executive’s death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which the Executive is covered provide a benefit to the Executive or to the Executive’s heirs, beneficiaries, successors, or assigns.

5. CONFIDENTIALITY AND NONDISCLOSURE

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     5.1 Non-Disclosure of Confidential Information. The Executive recognizes that the Executive’s position with the Bank is one of the highest trust and confidence and that the Executive will have access to and contact with the trade secrets and confidential and proprietary business information of the Bank. The Executive agrees that the Executive shall not, while employed by the Bank or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another any trade secret or Confidential Information (as defined below) of the Bank, except such use or disclosure is in the discharge of executive’s duties and obligations on behalf of the Bank.

     5.2 Definition of “Confidential Information”. For purposes of this Agreement, “Confidential Information” shall include proprietary or sensitive information, materials, knowledge, data or other information of the Bank not generally known or available to the public relating to (a) the services, products, customer lists, business plans, marketing plans, pricing strategies, or similar confidential information of the Bank or (b) the business of any Bank customer, including without limitation, knowledge of the customer’s current financial status, loans, or financial needs.

     5.3 Return of Materials and Equipment. The Executive further agrees that all memoranda, notes, records, drawings, or other documents made or compiled by the Executive or made available to the Executive while employed by the Bank concerning any Bank activity shall be the property of the Bank and shall be delivered to the Bank upon termination of the Executive’s employment or at any other time upon request. The Executive also agrees to return any and all equipment belonging to the Bank on or before Executive’s last day of employment with Bank.

     5.4 No Prior Restrictions. The Executive hereby represents and warrants to the Bank that the execution, delivery, and performance of this Agreement does not violate any provision of any agreement or restrictive covenant which the Executive has with any former employer (a “Former Employer”). The Executive further acknowledges that to the extent the Executive has an obligation to the Former Employer not to disclose certain confidential information, the Executive intends to honor such obligation and the Bank hereby agrees not to knowingly request the Executive to disclose such confidential information.

6. POST-EMPLOYMENT RESTRICTIONS

     6.1 Non-Interference With Customers. The Executive further agrees that, during the Employment Period and for a period of twelve months thereafter, the Executive shall not undertake to interfere with the Bank’s relationship with any Bank customer. This means, among other things, that the Executive shall refrain: (i) from making disparaging comments about the Bank or its management or employees to any customer; (ii) from attempting to persuade any customer to cease doing business with the Bank; or (iii) from soliciting any customer for the purpose of providing services competitive with the services provided by the Bank; or (iv) from assisting any person or entity in doing any of the foregoing.

     6.2 Non-Solicitation and Non-Hiring of Employees. The Executive agrees that, for the term of the Executive’s employment and for a period of twelve months following the termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, on the Executive’s own behalf or the behalf of another person or entity: (i) induce or attempt to induce any person employed by the Bank to leave their employment with the Bank; (ii) hire or employ, or attempt to hire or employ, any person employed by the Bank; or (iii) assist any other person or entity in the hiring of any person employed by the Bank. These restrictions shall apply only where the services or products provided by the hiring entity are competitive with the services or products provided by the Bank.

     6.3 Reasonableness. The Executive understands and acknowledges that the restrictions contained herein are reasonable in that they do not prohibit the Executive from seeking employment with another financial institution or entity (except as set forth in Section 4.1 above), but merely restrict the

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Executive’s ability, during the Employment Period and for a period of twelve months thereafter, to interfere with or hinder the Bank’s relationships with its employees and customers.

     6.4 Remedies. In the event that the Executive breaches any of the covenants contained herein, the Bank shall be entitled to its remedies at law and in equity, including but not limited to compensatory and punitive damages, and payment by the Executive of attorney’s fees and expenses of litigation incurred by the Bank in bringing an action to enforce the terms of this Agreement. The parties also recognize that any breach of the covenants contained herein may result in irreparable damage and injury to the Bank which will not be adequately compensable in monetary damages, and that in addition to any remedy that the Bank may have at law, the Bank may obtain such preliminary or permanent injunction or decree as may be necessary to protect the Bank against, or on account of, any breach of the provisions contained herein.

7. CHANGE IN CONTROL

     In the event Executive’s employment is terminated within six (6) months prior or twelve (12) months following a Change in Control, the provisions of this section shall apply.

     7.1 Change in Control Defined: A “Change in Control” is deemed to have taken place if any of the following events occurs: (a) The shareholders of MBVA approve a transaction for the merger, consolidation, or other combination of MBVA with another corporation or business entity where MBVA is not the Surviving Entity, as defined below; (b) The shareholders of MBVA approve the sale of all or substantially all the assets of MBVA where MBVA is not the Surviving Entity, as defined below; or (c) A Person which does not presently hold at least 10% of the shares of MBVA becomes, directly or indirectly, the beneficial owner of securities representing 50% or more of the voting power or MBVA’s then outstanding securities. “Person” is defined as any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934). The merger of Bank and Interim Bank in connection with the Acquisition will not be deemed to be a “Change in Control” for purposes of this Agreement or the Existing Employment Agreement.

     7.2 “Surviving Entity” Defined. MBVA shall not be considered the “Surviving Entity” of a transaction described in subparagraphs (a) and (b) if the individuals who constitute the Board of Directors on the date one day prior to the closing date of the transaction cease to constitute a majority of the board of directors of the Surviving Entity at any time within the three months following the transaction. The surviving entity, if not MBVA, shall hereinafter be known as the “Successor Employer”.

     7.3 Payout Events. The Executive shall be entitled to the full and complete rights afforded by this section if, during the period that begins six (6) months prior to the Closing Date of a Change in Control event and that ends twelve (12) months following the Closing Date of a Change in Control event, the Executive: (a) is involuntarily terminated by the Bank or the Successor Employer, unless such termination is for Cause, as such term is defined in this Agreement; or (b) resigns from employment with the Bank or the Successor Employer following a reduction in the Executive’s base salary or bonus opportunity; or (c) is required by the Bank or the Successor Employer to relocate the Executive’s place of employment to a location more than 25 miles from the Executive’s current place of employment. “Closing Date” shall mean the date on which such transaction or stock purchase is signed and finalized.

     7.4 Benefits Under This Section. If any of the Payout Events described above occurs, the Executive shall be entitled to receive, in addition to any other post-employment benefits to which the Executive may be entitled under Bank policy, the following compensation and benefits, provided the Executive has executed the separation agreement and general release described in Section 4.2 above: (a) a lump sum severance payment in the amount of base salary and target bonus for the greater of (i) the

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remainder of the applicable Term under this Agreement or (ii) twenty-four (24) months; and (b) payment by the Bank of Executive’s COBRA coverage for the remainder of the Term of the Agreement or 18 months, whichever is less, provided the Executive is covered under the Bank’s health plan and timely elects continued coverage under COBRA. The compensation to be paid under this section shall offset any compensation owed the Executive for the same period under this Agreement and is not intended to provide double compensation to the Executive for any period of time. To the extent permitted under the terms of MBVA’s stock option plan and/or stock option agreements with the Executive, Executive also shall fully vest in any options or restricted stock in the event of a change in control.

     7.5 Excess Payments. If either the Bank or the Executive receives notice from an independent tax counsel or certified public accounting firm acting on behalf of the Bank or MBVA (the “Tax Advisor”), that the payment by the Bank to the Executive under this Agreement or otherwise would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), the aggregate payments by the Bank pursuant to this Agreement shall be reduced to the highest amount that may be paid to the Executive by the Bank under this Agreement without having any portion of any amount payable to the Executive by the Bank or a related entity under this Agreement or otherwise treated as such an “excess parachute payment”, and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder. Any payments made by the Bank to the Executive under this Agreement which are later confirmed by the Tax Advisor to be “excess parachute payments” shall be considered by all parties to have been a loan by the Bank to the Executive, which loan shall be repaid by the Executive upon demand together with interest calculated at the lowest interest rate authorized for such loans under the Code without a requirement that further interest be imputed.

8. GENERAL PROVISIONS.

     8.1 Notices. All notices and other communications required or permitted by this Agreement to be delivered by the Bank or the Executive to the other party shall be delivered in writing, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, respectively, to the headquarters of the Bank, or to the address of record of the Executive on file at the Bank.

     8.2 Amendments: Entire Agreement. This Agreement may not be amended or modified except by a writing executed by all of the parties hereto. This Agreement, including any addendums hereto, constitutes the entire agreement between the Executive and the Bank relating in any way to the employment of the Executive by the Bank, and supersedes all prior discussions, understandings and agreements between them with respect thereto; provided, however, that, notwithstanding the foregoing, in the event that the Acquisition Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, the Existing Employment Agreement shall again become in full force and effect.

     8.3 Successors and Assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive. The Bank (a) will assign its rights hereunder to any corporation resulting from any merger, consolidation or other reorganization to which the Bank is a party, or any corporation, partnership, association or other person to which the Bank may transfer all or substantially all of the assets and business of the Bank existing at such time, and (b) the Bank may assign its rights hereunder to the parent of the Bank. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. The Executive understands and agrees that (i) in accordance with the Acquisition Agreement, the Bank shall merge with and into the Interim Bank and the Interim Bank shall be the Surviving Bank in such merger, and (ii) upon consummation of the Acquisition, the Surviving Bank shall

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become, by operation of the merger, the employer hereunder and all references herein to the Bank shall, upon consummation of the Acquisition, automatically and without any action of the parties hereto refer to the Surviving Bank (as the successor by merger of the Bank with the Interim Bank).

     8.4 Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby. Upon a determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

     8.5 Waiver of Rights. No waiver by the Bank or the Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

     8.6 Definitions, Headings, and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

     8.7 Governing Law. This Agreement and the parties’ performance hereunder shall be governed by and interpreted under the laws of the Commonwealth Of Virginia. The Executive agrees to submit to the jurisdiction of the courts of the Commonwealth Of Virginia, and that venue for any action arising out of this Agreement or the parties’ performance hereunder shall be in the Circuit Court for the County of Fairfax, Virginia.

     8.8. Attorneys’ Fees. In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

     8.9 Construction and Interpretation. This Agreement has been discussed and negotiated by, all parties hereto and their counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

     IN WITNESS WHEREOF, the Bank and the Executive have executed and delivered this Agreement as of the date written below.

EXECUTIVE	ALBEMARLE FIRST BANK A State Banking Corporation

By:

A. Preston Moore, Jr. Date: June 9, 2005	John K. Taggart, III Date: June 9, 2005 Chairman

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ADDENDUM A TO
EMPLOYMENT AGREEMENT OF A. PRESTON MOORE, JR.

     This Addendum A to the Employment Agreement of A. Preston Moore, Jr.. (“Agreement”) is made of the date of the last signature hereto and supersedes any prior Addendum A.

A.	Executive’s title for purposes of Section 1.1 of the Agreement shall be Senior Vice President.

B.	Executive’s Manager for purposes of Section 1.2 of the Agreement shall be the President of the Bank.

C.	The Effective Date of the Agreement is the date of the Acquisition Agreement; provided, however, that in the event that the Acquisition Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, this Agreement shall also be terminated and shall be of no further force and effect; and provided further, however, that the termination of this Agreement as provided in the preceding proviso shall not affect the rights and obligations of the Bank and the Executive under the Existing Employment Agreement which shall, in such event, again become in full force and effect.

D.	The Effective Date of this Addendum is the date of the Acquisition Agreement, subject to the provisos set forth in paragraph C above.

E.	Effective on the effective date of this Addendum, the Executive’s Base Salary for purposes of Section 3.1 of the Agreement shall be $9,166.67 monthly, which is $110,000 annualized.

F.	Pursuant to Section 3.2 of the Agreement, the Executive shall be eligible to participate in the Bank’s Incentive Compensation Plan (the “Incentive Comp Plan”). The Executive’s target bonus eligibility under the Incentive Comp Plan shall be within a salary range to be developed by the Bank that will be proportional to the salary range used by MBVA for such purposes, and subject to the terms of the Incentive Comp Plan, which shall be provided to the Executive at a later date.

G.	The Bank will pay the Executive’s business entertainment and travel expenses that are incurred in the furtherance of the Bank’s business.

EXECUTIVE	ALBEMARLE FIRST BANK
A State Banking Corporation

By:

A. Preston Moore, Jr. Date: June 9, 2005	John K. Taggart, III Date: June 9, 2005 Chairman

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